                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                      among

                            RAG COAL INTERNATIONAL AG

                            RAG AMERICAN COAL COMPANY

                               BTU WORLDWIDE, INC.

                                       and

                           PEABODY ENERGY CORPORATION

                                   dated as of

                                February 29, 2004

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
ARTICLE I DEFINITIONS..................................................................    1
         1.1      Certain Defined Terms................................................    1
         1.2      Other Interpretive Provisions........................................   11

ARTICLE II PURCHASE AND SALE...........................................................   12
         2.1      Purchase and Sale of the Shares......................................   12
         2.2      Consideration; Estimated Purchase Price Adjustment...................   12
         2.3      The Closing..........................................................   12
         2.4      Deliveries at the Closing............................................   13
         2.5      Closing Payment Adjustments..........................................   13
         2.6      Payments On or Before Closing........................................   17
         2.7      Form of Payments.....................................................   17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER.................   17
         3.1      Organization.........................................................   17
         3.2      Authorization; Enforceability........................................   17
         3.3      Capital Stock........................................................   18
         3.4      Ownership of Shares..................................................   19
         3.5      Ownership of Seller; No Subsidiaries of the Companies................   19
         3.6      Audited Financial Statements.........................................   19
         3.7      Absence of Undisclosed Liabilities...................................   20
         3.8      No Conflicts or Approvals............................................   20
         3.9      Governmental Authorization...........................................   20
         3.10     Compliance with Law; Mining Authorities; Companies' Surety Bonds.....   20
         3.11     Proceedings..........................................................   22
         3.12     Absence of Certain Changes...........................................   22
         3.13     Tax Matters..........................................................   22
         3.14     Employee Benefits....................................................   25
         3.15     Labor and Employee Relations.........................................   27
         3.16     Intellectual Property................................................   28
         3.17     Contracts............................................................   28
         3.18     Environmental Matters................................................   30
         3.19     Insurance............................................................   31
         3.20     Personal Property Assets.............................................   32
         3.21     Real Property........................................................   32
         3.22     Customers and Suppliers..............................................   33
         3.23     Intercompany Accounts................................................   33
         3.24     No Brokers' or Other Fees............................................   33
         3.25     Entire Business; Condition of Assets.................................   33
         3.26     Solvency.............................................................   33
         3.27     Grants and Allowances................................................   34
         3.28     Illegal Acts.........................................................   34
         3.29     Offers...............................................................   34
         3.30     Security Interests...................................................   34
         3.31     Forecasts............................................................   34

         3.32     No Other Representations or Warranties...............................   34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PEABODY AND BUYER.........................   34
         4.1      Organization.........................................................   34
         4.2      Authorization; Enforceability........................................   35
         4.3      No Conflicts or Approvals............................................   35
         4.4      Governmental Authorization...........................................   35
         4.5      No Brokers' or Other Fees............................................   36
         4.6      Permit Blocking......................................................   36
         4.7      Financial Ability to Perform.........................................   36
         4.8      No Other Representations or Warranties...............................   36

ARTICLE V COVENANTS AND AGREEMENTS.....................................................   36
         5.1      Conduct of Business Prior to the Closing.............................   36
         5.2      Access to Books and Records; Cooperation.............................   39
         5.3      Tax Matters..........................................................   39
         5.4      Employees; Benefit Plans.............................................   49
         5.5      Further Actions......................................................   51
         5.6      Further Assurances...................................................   52
         5.7      Closing Balance Sheet................................................   52
         5.8      Nonsolicitation......................................................   52
         5.9      Competing Transaction; Return of Confidential Information............   53
         5.10     Confidentiality......................................................   53
         5.11     Intercompany Accounts; Affiliate Agreements..........................   55
         5.12     Intercompany Insurance...............................................   55
         5.13     Name Changes.........................................................   55
         5.14     Proprietary MIS Software Rights; Transition Services.................   56
         5.15     Seller Guarantees; Seller Bonds......................................   57
         5.16     Cooperation in Financing.............................................   58
         5.17     Mexico Agency Agreement..............................................   58

ARTICLE VI CONDITIONS TO SELLER PARENT'S AND SELLER's OBLIGATIONS......................   59
         6.1      Representations and Warranties.......................................   59
         6.2      Performance..........................................................   59
         6.3      Officer's Certificates...............................................   59
         6.4      Governmental Approvals...............................................   59
         6.5      Bank Approvals.......................................................   59
         6.6      Seller Guarantees and Seller Bonds Arrangements......................   59
         6.7      Injunctions..........................................................   60
         6.8      Closing Deliveries...................................................   60
         6.9      Australia Transaction Closing........................................   60

ARTICLE VII CONDITIONS TO PEABODY'S AND BUYER's OBLIGATIONS............................   60
         7.1      Representations and Warranties.......................................   60
         7.2      Performance..........................................................   60

         7.3      Officer's Certificate................................................   60
         7.4      Governmental Approvals...............................................   60
         7.5      Third Party Approvals................................................   61
         7.6      Injunctions..........................................................   61
         7.7      Intercompany Accounts; Affiliate Agreements..........................   61
         7.8      Absence of Companies Material Adverse Effect.........................   61
         7.9      Closing Deliveries...................................................   61
         7.10     Tax Certificates.....................................................   61
         7.11     Australia Transaction Closing........................................   61

ARTICLE VIII TERMINATION...............................................................   61
         8.1      Termination..........................................................   61
         8.2      Procedure and Effect of Termination..................................   62

ARTICLE IX INDEMNIFICATION.............................................................   62
         9.1      Indemnification......................................................   62
         9.2      Treatment of Indemnification Payments................................   66

ARTICLE X MISCELLANEOUS................................................................   66
         10.1     Fees and Expenses....................................................   66
         10.2     Governing Law........................................................   66
         10.3     Amendment............................................................   66
         10.4     Assignment...........................................................   66
         10.5     Waiver...............................................................   67
         10.6     Notices..............................................................   67
         10.7     Complete Agreement...................................................   68
         10.8     Counterparts.........................................................   68
         10.9     Publicity............................................................   68
         10.10    Headings.............................................................   69
         10.11    Severability.........................................................   69
         10.12    Third Parties........................................................   69
         10.13    Consent to Jurisdiction; Waiver of Jury Trial........................   69
         10.14    Specific Performance.................................................   69

                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT, dated as of February 29, 2004, among RAG Coal International AG, a company incorporated under the laws of Germany ("Seller Parent"), RAG American Coal Company, a company incorporated under the laws of the U.S. State of Delaware ("Seller"), BTU Worldwide, Inc., a company incorporated under the laws of the U.S. State of Delaware ("Buyer") and Peabody Energy Corporation, a company incorporated under the laws of the U.S. State of Delaware ("Peabody").

                  WHEREAS, Seller owns (i) 100 shares of common stock, par value US$100.00 per share (the "Twentymile Shares"), of Twentymile Coal Company, a Delaware corporation ("Twentymile Company"), (ii) 100 shares of common stock, par value US$100.00 per share (the "Yampa Shares"), of Colorado Yampa Coal Company, a Delaware corporation ("Yampa Company"), (iii) 100 shares of common stock, par value US$1.00 per share (the "Empire Shares"), of RAG Empire Corporation, a Delaware corporation ("Empire Company") and (iv) 10,000 shares of common stock, par value US$1.00 per share (the "Shoshone Shares" and, together with the Twentymile Shares, the Yampa Shares and the Empire Shares, the "Shares"), of RAG Shoshone Coal Corporation, a Delaware corporation ("Shoshone Company" and, together with Twentymile Company, Yampa Company and Empire Company, the "Companies", and each, a "Company");

                  WHEREAS, Seller is a direct or indirect wholly-owned subsidiary of Seller Parent; and

                  WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                  1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Actual Knowledge of Seller" shall mean matters actually known without specific investigation by any of the Persons listed on Schedule 1.1(A), and any matter qualified as being to the Actual Knowledge of Seller shall be deemed to be so qualified in respect of Seller Parent.

                  "Adjusted Stockholder's Equity" shall mean, with respect to a specific date, the result of (i) Stockholder's Equity (as set forth on the combined balance sheet of the Companies as of such date, as determined in accordance with GAAP, consistently applied), (ii) plus Current liabilities-Due to Parent (as set forth on the combined balance sheet of the Companies as of such date, as determined in accordance with GAAP, consistently applied) and
(iii) minus Current
assets-Due from Parent (as set forth on the combined balance sheet of the Companies as of such date, as determined in accordance with GAAP, consistently applied).

                  "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Affiliate Agreement" shall have the meaning set forth in
Section 3.17(a)(xiii).

                  "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

                  "Agreement" shall mean this Stock Purchase Agreement (including the Schedules), as amended, modified or supplemented from time to time.

                  "Audited Balance Sheet" shall have the meaning set forth in
Section 2.5(a).

                  "Audited Financial Statements" shall have the meaning set forth in Section 3.6.

                  "Australia Agreement" shall have the meaning set forth in
Section 6.9.

                  "Benefit Continuation Period" shall have the meaning set forth in Section 5.4(a).

                  "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                  "Buyer" shall have the meaning set forth in the first sentence of this Agreement.

                  "Buyer Indemnitees" shall have the meaning set forth in
Section 9.1(a).

                  "Buyer Pension Plan" shall have the meaning set forth in
Section 5.4(d).

                  "Buyer Pension Trust" shall have the meaning set forth in
Section 5.4(d).

                  "Buyer Representatives" shall have the meaning set forth in
Section 5.10(b).

                  "CA Acquisition Date" shall mean 12:01 a.m. on July 1, 1999.

                  "CA Tax Sharing Agreement" shall have the meaning set forth in
Section 5.3(g).

                  "Capital Expenditure Budget" shall have the meaning set forth in Section 5.1(a).

                  "Closing" shall have the meaning set forth in Section 2.3.

                  "Closing Adjusted Stockholder's Equity Statement" shall have the meaning set forth in Section 2.5(a).

                  "Closing Balance Sheet" shall have the meaning set forth in
Section 2.5(a).

                  "Closing Date" shall have the meaning set forth in Section
2.3.

                  "Closing Debt Statement" shall have the meaning set forth in
Section 2.5(a).

                  "Closing Payment" shall have the meaning set forth in Section 2.2(a).

                  "Closing Shoshone Employee Benefits Net Liabilities Statement" shall have the meaning set forth in Section 2.5(a).

                  "Closing Statements" shall have the meaning set forth in
Section 2.5(a).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Common Parent" shall have the meaning set forth in Section 5.3(c)(i).

                  "Companies" shall have the meaning set forth in the recitals to this Agreement.

                  "Companies Material Adverse Effect" shall mean any change, occurrence or development that has a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Companies, taken as a whole, but shall exclude any effect (i) resulting from changes in general economic and political conditions (including, without limitation, changes in commodity prices, interest rates and/or currency exchange rates), or applicable law and accounting standards that do not disproportionately affect the Companies or (ii) resulting from changes affecting companies in the United States coal mining industry generally that do not disproportionately affect the Companies.

                  "Companies' Surety Bonds" shall have the meaning set forth in
Section 3.10(d).

                  "Company" shall have the meaning set forth in the recitals to this Agreement.

                  "Company Employees" shall have the meaning set forth in
Section 3.14(a).

                  "Company Plans" shall have the meaning set forth in Section 3.14(a).

                  "Competing Transaction" shall have the meaning set forth in
Section 5.9(a).

                  "Competition Law" shall mean any Law that is designed or intended to prohibit, restrict or regulate antitrust, monopolization, restraint of trade or competition.

                  "Confidential Information" shall have the meaning set forth in
Section 5.10(a).

                  "Confidentiality Agreement" shall mean the confidentiality agreement between Seller Parent and Peabody, dated October 10, 2003, as amended by that certain Amended and Restated Heads of Agreement, dated December 22, 2003, between Seller Parent and Peabody.

                  "Coraza" shall have the meaning set forth in Section 5.17.

                  "Consent" shall mean any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, or the expiration or termination of the waiting period under any Competition Law, in each case required to permit the consummation of any of the transactions contemplated hereby.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Controlled Group" shall have the meaning set forth in Section 3.14(c).

                  "Debt" shall, as applied to any Person, mean, without duplication:

                  (a) all indebtedness for borrowed money, including, without limitation, all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument;

                  (b) that portion of obligations with respect to capital leases that is properly classified as a Liability on a balance sheet in conformity with GAAP;

                  (c) Liabilities for interest rate swaps; and

                  (d) all indebtedness and obligations of the types described in the foregoing clauses (a) through (c) to the extent secured by any Encumbrance, other than Permitted Encumbrances, on any property or asset owned or held by that Person, regardless of whether the indebtedness secured thereby shall have been incurred or assumed by that Person or is otherwise nonrecourse to the credit of that Person.

                  "E&Y" shall have the meaning set forth in Section 2.5(a).

                  "Empire Company" shall have the meaning set forth in the recitals to this Agreement.

                  "Empire Company Securities" shall have the meaning set forth in Section 3.3(c).

                  "Empire Shares" shall have the meaning set forth in the recitals to this Agreement.

                  "Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, retention of title, adverse claim of ownership or use, interest created under any bill of sale, trust or power or other encumbrance of any kind.

                  "Environmental Claim" shall mean any notice or Proceeding by any Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) relating to any Environmental Losses or in respect of any Environmental Laws.

                  "Environmental Law" shall mean any applicable Law relating to remediation, restoration or protection of the environment or natural resources or other environmental matters, including such Laws relating to storage, treatment, management, generation, transportation, land use, development, pollution, waste disposal, toxic materials, conservation of natural resources and resource allocation (including any Law relating to development or exploitation of any natural resource) or use or disposal of Hazardous Materials, including applicable Governmental Approvals pursuant to Environmental Laws and including the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Endangered Species Act, 16 U.S.C. Section 1531 et seq., the Federal Land Policy and Management Act, 43 U.S.C. Section 1701 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1201 et seq. ("SMCRA"), and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., each as amended, and any similar state Law.

                  "Environmental Losses" shall mean Losses arising from a Release of Hazardous Materials or noncompliance with or Liability under any Environmental Law or Permits required pursuant to any Environmental Law.

                  "ERISA" shall have the meaning set forth in Section 3.14(a).

                  "Estimated Closing Adjusted Stockholder's Equity Statement" shall have the meaning set forth in Section 2.2(b).

                  "Estimated Closing Adjusted Stockholder's Equity" shall have the meaning set forth in Section 2.2(b).

                  "FAS" shall have the meaning set forth in Section 2.5(a).

                  "Final Closing Adjusted Stockholder's Equity Statement" shall have the meaning set forth in Section 2.5(c).

                  "Final Closing Balance Sheet" shall have the meaning set forth in Section 2.5(c).

                  "Final Closing Debt Statement" shall have the meaning set forth in Section 2.5(c).

                  "Final Closing Shoshone Employee Benefits Net Liabilities Statement" shall have the meaning set forth in Section 2.5(c).

                  "FIRPTA Certificate" shall have the meaning set forth in
Section 5.3(j).

                  "Former Shoshone Employees" shall mean all former employees and retirees of, and current employees on long-term disability or other leave of absence from, Shoshone Company other than those Former Shoshone Employees who, subsequent to the cessation of their employment by Shoshone Company, became employed by any other Company.

                  "GAAP" shall mean United States generally accepted accounting principles and practices as in effect from time to time.

                  "Governmental Approval" shall mean any Consent of, with or to any Governmental Authority.

                  "Governmental Authority" shall mean any United States or other federal, state, provincial or local government or other political subdivision thereof, any entity, authority, tribunal, agency or body exercising executive, legislative, judicial, regulatory, fiscal or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

                  "Governmental Order" shall mean, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

                  "Hazardous Materials" shall mean any material or substance defined as a "hazardous substance," "toxic substance," "hazardous waste," "solid waste," "pollutant" or "contaminant" or any other term of similar import under any Environmental Law or any other materials which are regulated or give rise to liability under Environmental Laws, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, acidic mine drainage, radiation and radioactive materials, lead-containing paints, molds and other harmful biologic agents, and polychlorinated biphenyls.

                  "Income Tax" shall mean any Tax based upon, measured by, or calculated with respect to net income or profits (including, but not limited to, any capital gains or similar Tax).

                  "Income Tax Return" shall mean any Tax Return relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Indemnified Party" shall have the meaning set forth in
Section 9.1(d)(i).

                  "Indemnifying Party" shall have the meaning set forth in
Section 9.1(d)(i).

                  "Indemnity Termination Date" shall have the meaning set forth in Section 9.1(c).

                  "Intellectual Property" shall mean all (i) patents, (ii) inventions, discoveries, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable, (iii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names,
(iv) copyrights and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world, and (vii) all registrations and applications for registration of any of the foregoing.

                  "Intercompany Account" means an intercompany balance between Seller Parent, Seller or any of their respective Affiliates (excluding the Companies), on the one hand, and any Company, on the other hand.

                  "Knowledge of Buyer" shall mean matters actually known after reasonable investigation by any of the Persons listed on Schedule 1.1(B).

                  "Knowledge of Seller" shall mean matters actually known after reasonable investigation by any of the Persons listed on Schedule 1.1(C), and any matter qualified as being to the Knowledge of Seller shall be deemed to be so qualified in respect of Seller Parent.

                  "Law" shall mean any applicable Governmental Order or any applicable provision of any constitution, law (including principles of the common law), legally binding directive, treaty, statute, rule, regulation or order of any Governmental Authority.

                  "Leased Real Property" shall have the meaning set forth in
Section 3.21(a).

                  "Liabilities" shall mean any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.

                  "Losses" shall mean any and all claims, Liabilities, losses, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable attorneys', accountants', technical consultants', engineers' and experts' fees and expenses)).

                  "Material Contracts" shall have the meaning set forth in
Section 3.17(a).

                  "Material Mining Applications" shall have the meaning set forth in Section 3.10(c)(ii).

                  "Material Permits" shall mean all Permits that are material to any Company.

                  "Mexico Agency Agreement" shall have the meaning set forth in
Section 5.17.

                  "Mining Authorization" shall mean the mining leases, licenses, permits and other mining authorities held by each of the Companies, and which are listed on Schedule 1.1(D).

                  "Neutral Auditor" shall have the meaning set forth in Section 2.5(c).

                  "ordinary course of business" shall mean, the usual, regular and ordinary course of a business consistent with the past practice thereof.

                  "organizational document" shall mean, as to any Person, its constitution, certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the law of such Person's jurisdiction of incorporation or organization.

                  "Owned Real Property" shall have the meaning set forth in
Section 3.21(b).

                  "Participants" shall have the meaning set forth in Section 5.4(d).

                  "PBGC" shall have the meaning set forth in Section 3.14(e).

                  "Peabody" shall have the meaning set forth in the first sentence of this Agreement.

                  "Permits" shall mean any consent, approval, authorization, permit, license, certificate or exemption which the Law requires any Company to hold in order to develop and operate its respective assets and conduct its respective business.

                  "Permitted Encumbrance" shall mean, (i) liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed, (ii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business or by operation of law if the underlying obligations are not delinquent, (iii) any conditions that may be shown by a current, accurate survey, (iv) easements, encroachments, restrictions, rights of way and any other non-monetary title defects, and (v) zoning, building and other similar restrictions; provided none of the foregoing described shall individually or in the aggregate impair the continued use and operation or materially impair the value of the property to which they relate in the ordinary course of business of the applicable Company.

                  "Person" or "person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

                  "Post-Closing Tax Period" shall mean all taxable periods beginning after the Closing Date.

                  "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date.

                  "Proceeding" shall mean any action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

                  "Property Taxes" shall have the meaning set forth in Section 5.3(a)(iii)(A).

                  "Purchase Price" shall have the meaning set forth in Section 2.2(a).

                  "RAG Energy" shall have the meaning set forth in Section 5.17.

                  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into any occupied structure or upon the environment, including, surface water, ground water, a drinking water supply, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

                  "Resolution Period" shall have the meaning set forth in
Section 2.5(b).

                  "Section 338 Allocation" shall have the meaning set forth in
Section 5.3(i).

                  "Section 338(h)(10) Election" shall have the meaning set forth in Section 5.3(i).

                  "Seller" shall have the meaning set forth in the first sentence of this Agreement.

                  "Seller Bonds" shall mean those deposits, trust funds, bid bonds, performance bonds and surety bonds (and all such similar undertakings) set forth on Schedule 1.1(E).

                  "Seller Confidential Information" shall have the meaning set forth in Section 5.10(b).

                  "Seller Guarantees" shall mean those guarantees, indemnities, letters of credit, letters of comfort and similar credit obligations set forth on Schedule 1.1(F).

                  "Seller Indemnitees" shall have the meaning set forth in
Section 9.1(b).

                  "Seller Insurance Policies" shall have the meaning set forth in Section 5.12.

                  "Seller Parent" shall have the meaning set forth in the first sentence of this Agreement.

                  "Seller Pension Plans" shall have the meaning set forth in
Section 5.4(d).

                  "Seller Pension Trust" shall have the meaning set forth in
Section 5.4(d).

                  "Seller Representatives" shall have the meaning set forth in
Section 5.10(a).

                  "Shares" shall have the meaning set forth in the recitals to this Agreement.

                  "Shoshone Company" shall have the meaning set forth in the recitals to this Agreement.

                  "Shoshone Company Securities" shall have the meaning set forth in Section 3.3(d).

                  "Shoshone Employee Benefits Net Liabilities" shall mean, with respect to a specific date, the result of (i) the amount of the liabilities, obligations, costs and expenses to the Companies, Peabody, Buyer or their Affiliates relating to any and all liabilities and obligations with respect to all Former Shoshone Employees relating to benefits under the Seller Pension Plans, retiree healthcare benefits, black lung benefits, long-term disability benefits and workers compensation benefits minus (ii) the amount of the Shoshone Funded Pension Assets.

                  "Shoshone Funded Pension Assets" shall mean the assets transferred from Seller's Pension Trust to Buyer's Pension Trust solely with respect to the Former Shoshone Employees in accordance with Section 5.4(d) of this Agreement.

                  "Shoshone Shares" shall have the meaning set forth in the recitals to this Agreement.

                  "Straddle Period" shall have the meaning set forth in Section 5.3(a)(iii).

                  "Subject Claims" shall have the meaning set forth in Section 5.12.

                  "Subject Liabilities" shall have the meaning set forth in
Section 5.12.

                  "subsidiaries" shall mean any and all corporations, partnerships, limited liability companies and other entities with respect to which a company, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

                  "Target Closing Adjusted Stockholder's Equity" shall have the meaning set forth in Section 2.2(b).

                  "Tax" or "Taxes" shall mean any taxes of any kind, including but not limited to:

                  (a) those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, goods and services, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever; and

                  (b) any contractual obligation to indemnify another Person for Taxes;

together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority or foreign Taxing Authority.

                  "Tax Claim" shall have the meaning set forth in Section 5.3(b)(i).

                  "tax reserve" shall have the meaning set forth in Section 5.3(f).

                  "Tax Return" shall mean any return, report, declaration, form, election letter, statement or other information or document required to be or prepared by a Person, filed with any Governmental Authority or foreign Taxing Authority with respect to Taxes, including, but not limited to, any schedule or attachment thereto or amendment thereof.

                  "Taxing Authority" shall mean, with respect to any Tax, the Governmental Authority or foreign taxing authority thereof that imposes such Tax and the agency, court or other body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

                  "Third Parties" shall have the meaning set forth in Section 5.9(a).

                  "Third-Party Claim" shall have the meaning set forth in
Section 9.1(d).

                  "Towers Perrin Report" shall have the meaning set forth in
Section 5.4(d).

                  "Transition Information Software" shall have the meaning set forth in Section 5.14(a)(ii).

                  "Transferred Employee" shall have the meaning set forth in
Section 5.4(a).

                  "Transfer Amount" shall have the meaning set forth in Section 5.4(d).

                  "Transfer Date" shall have the meaning set forth in Section 5.4(d).

                  "Transfer Taxes" shall have the meaning set forth in Section 5.3(h).

                  "Twentymile Company" shall have the meaning set forth in the recitals to this Agreement.

                  "Twentymile Company Securities" shall have the meaning set forth in Section 3.3(a).

                  "Twentymile Shares" shall have the meaning set forth in the recitals to this Agreement.

                  "Yampa Company" shall have the meaning set forth in the recitals to this Agreement.

                  "Yampa Company Securities" shall have the meaning set forth in
Section 3.3(b).

                  "Yampa Shares" shall have the meaning set forth in the recitals to this Agreement.

                  1.2 Other Interpretive Provisions. (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references to "dollars" or "US$" shall be deemed references to the lawful money of the United States of America.

                  (b) The disclosure of any matter on a Schedule shall not be deemed to be an admission or representation as to the materiality of the matter so disclosed. Any matter disclosed on a Schedule pursuant to any Section of this Agreement shall be deemed to have been disclosed for purposes of another Section or Sections of this Agreement if the relevance or applicability of such disclosure to the subject matter of such other Section or Sections is clear and apparent on the face of such disclosure.

                                   ARTICLE II
                                PURCHASE AND SALE

                  2.1 Purchase and Sale of the Shares. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller will sell, convey, assign and transfer to Buyer, and Buyer will purchase and acquire, all of such Seller's right, title and interest in and to the Shares, free and clear of all Encumbrances.

                  2.2      Consideration; Estimated Purchase Price Adjustment.
(a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment and transfer of the Shares, Buyer will (and Peabody will cause Buyer to) on the Closing Date pay to Seller One Hundred Ninety-One Million U.S. Dollars (US$191,000,000), as adjusted in accordance with Section 2.2(b) hereof (the "Closing Payment"; and the Closing Payment, as adjusted in accordance with Section 2.5, the "Purchase Price").

                  (b) Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the "Estimated Closing Adjusted Stockholder's Equity Statement") setting forth Sellers' good faith estimate of the Adjusted Stockholder's Equity of the Companies as of the Closing Date (the "Estimated Closing Adjusted Stockholder's Equity"). At the Closing, the amount of the Closing Payment that Buyer shall pay shall be adjusted by the difference between (i) the Estimated Closing Adjusted Stockholder's Equity and
(ii) US$142,230,000 (the "Target Closing Adjusted Stockholder's Equity"). If the Estimated Closing Adjusted Stockholder's Equity exceeds the Target Closing Adjusted Stockholder's Equity, the amount of the Closing Payment paid at the Closing shall be increased dollar-for-dollar by the amount of such excess; and, if the Estimated Closing Adjusted Stockholder's Equity is less than the Target Closing Adjusted Stockholder's Equity, the amount of the Closing Payment paid at the Closing shall be decreased dollar-for-dollar by such shortfall. The Closing Payment shall thereafter be subject to further adjustment as provided in Section 2.5.

                  2.3 The Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII, subject to the satisfaction or waiver of the conditions set forth in ARTICLES VI and VII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on the later of (i) five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VI and Article VII occurs and (ii) April 15, 2004 (the later of (i) and (ii), the "Closing Date"), or at such other place and time as may be agreed upon by Seller Parent, Seller, Peabody and Buyer. Except as may otherwise be agreed to by the parties, the Closing shall be deemed effective for all purposes under this Agreement as of 11:59 p.m., Eastern Standard Time, on the Closing Date.

                  2.4 Deliveries at the Closing. (a) At or prior to the Closing, Seller shall (and Seller Parent shall cause Seller to) deliver or cause to be delivered, to Buyer:

                  (i) stock certificates evidencing the Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with any required stock transfer tax stamps affixed;

                  (ii)     a receipt from Seller for the Closing Payment;

                  (iii) copies of the resolutions of the boards of directors of Seller Parent and Seller and, where required, the stockholders of Seller Parent and Seller, authorizing and approving this Agreement and the transactions contemplated hereby, certified by the corporate secretary or other senior officer or officers reasonably acceptable to Buyer of Seller Parent and Seller, as applicable, to be true and complete and in full force and effect and unmodified as of the Closing Date;

                  (iv) the certificates required by Section 7.3 and Section 7.10; and

                  (v) the written resignations of all directors and officers of each Company; each resignation to be effective on the Closing Date.

                  (b) At or prior to the Closing, Buyer shall (and Peabody shall cause Buyer to) deliver or cause to be delivered to Seller the following:

                  (i) the Closing Payment by wire transfer of immediately available funds;

                  (ii)     a receipt from Buyer for the Shares;

                  (iii) copies of the resolutions of the board of directors of Peabody and Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, certified by the corporate secretary of Peabody and Buyer, as applicable, to be true and complete and in full force and effect and unmodified as of the Closing Date; and

                  (iv)     the certificate required by Section 6.3; and

                  (v) five (5) copies of Form 8023 for each of the Companies as described in Section 5.3(i).

                  2.5 Closing Payment Adjustments. (a) Within thirty (30) days after the Closing Date, Seller Parent and Seller, at Seller's expense, will prepare, or cause to be prepared, and will deliver to Buyer, a combined balance sheet of the Companies as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared on a combined basis in accordance with GAAP, applied on a basis consistent with the audited combined balance sheet of the Companies as at December 31, 2003 included in the Audited Financial Statements (the "Audited Balance Sheet"), and shall be attested, in accordance with GAAP, by Ernst & Young LLP ("E&Y"). For the avoidance of doubt, the Closing Balance Sheet and Final Closing Balance Sheet shall be prepared without taking into account the accounting and Tax effects or consequences of the Section 338(h)(10) Election. At the same time, Seller Parent and Seller, at Seller's expense, will prepare or cause to be prepared, and will deliver to Buyer, a combined statement of Adjusted Stockholder's Equity of the Companies as of the Closing Date (the "Closing Adjusted Stockholder's Equity Statement"). The Closing Adjusted Stockholder's Equity Statement shall be prepared in accordance with the definition of Adjusted Stockholder's Equity and on a combined basis in accordance with GAAP, applied on a basis consistent with the Audited Balance Sheet, and shall be attested, in accordance with GAAP, by E&Y. At the same time, Seller Parent and Seller, at Seller's expense, will prepare, or cause to be prepared, and will deliver to Buyer, a statement containing a calculation of the Debt as of the Closing Date (the "Closing Debt Statement"). The Closing Debt Statement shall be prepared in accordance with the definition of Debt and on a combined basis in accordance with GAAP, applied on a basis consistent with the Audited Balance Sheet, and shall be attested, in accordance with GAAP, by E&Y. At the same time, Seller Parent and Seller, at Seller's expense, will prepare, or cause to be prepared, and will deliver to Buyer, a statement containing a calculation of the Shoshone Employee Benefits Net Liabilities as of the Closing Date (the "Closing Shoshone Employee Benefits Net Liabilities Statement" and, together with the Closing Balance Sheet, the Closing Adjusted Stockholder's Equity Statement and the Closing Debt Statement, the "Closing Statements"). The Closing Shoshone Employee Benefits Net Liabilities Statement shall be prepared in accordance with the definition of Shoshone Employee Benefits Net Liabilities and in accordance with GAAP, applied on a basis consistent with the Audited Balance Sheet, and shall be attested, in accordance with GAAP, by E&Y. For purposes of preparation of the Closing Shoshone Employee Benefits Net Liabilities Statement, liabilities and obligations relating to retiree healthcare benefits, black lung benefits and workers compensation benefits shall be computed by calculating the accumulated benefit obligation with respect to the Former Shoshone Employees applying methods, practices, assumptions, policies and factors consistent with those used in preparing the Statement of Financial Accounting Standard ("FAS") No. 106 and FAS No. 87 liability amounts included in the Towers Perrin Report. For purposes of preparation of the Closing Shoshone Employee Benefits Net Liabilities Statement, liabilities and obligations relating to benefits under the Seller Pension Plans shall determined by calculating the accumulated benefit obligation with respect to the Former Shoshone Employees applying methods, practices, assumptions, policies and factors consistent with those used in preparing the FAS No. 87 liability amounts included in the Towers Perrin Report. For purposes of preparation of the Closing Shoshone Employee Benefits Net Liabilities Statement, liabilities and obligations relating to long-term disability benefits shall be computed by calculating the accumulated benefit obligation with respect to the Former Shoshone Employees applying methods, practices, assumptions, policies and factors consistent with those used in preparing the Audited Balance Sheet. Peabody and Buyer will assist and cooperate with Seller Parent and Seller in the preparation of each of the Closing Statements, including by providing Seller Parent, Seller and E&Y with reasonable access to the books and records of the Company and to any other information reasonably necessary to prepare each of the Closing Statements.

                  (b) Peabody and Buyer shall, within thirty (30) days after the delivery by Seller Parent and Seller of the Closing Statements, complete their review of the Closing Statements. Peabody, Buyer and their accountants and actuaries shall be provided with reasonable access to the workpapers (including, without limitation, census data, assumptions and methods used to determine actuarial liabilities) of E&Y and Seller's actuary in connection with such review, subject to Buyer's compliance with procedures requested by E&Y and Seller's actuary that are reasonable and customary under the circumstances. In the event that Buyer determines that any of the Closing Statements has not been prepared on a basis consistent with the requirements of Section 2.5(a), Buyer shall deliver notice to Seller Parent and Seller on or prior to the 30th day after receipt of the Closing Statements specifying in reasonable detail all disputed items and the basis therefor. If Buyer so notifies Seller Parent and Seller of any objections to any of the Closing Statements, Peabody, Buyer, Seller Parent, and Seller shall, within thirty (30) days following the date of such notice (the "Resolution Period"), attempt to resolve their differences and any written resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

                  (c) If at the conclusion of the Resolution Period Peabody, Buyer, Seller Parent and Seller have not reached an agreement on Buyer's objections, then all amounts and issues remaining in dispute shall be submitted by Seller Parent, Seller, Peabody and Buyer to PricewaterhouseCoopers LLP or to another mutually acceptable nationally recognized independent accounting firm (the "Neutral Auditor") for a determination resolving such amounts and issues; provided, however, with respect to the Closing Shoshone Employee Benefits Net Liabilities Statement, if following the Resolution Period there do not remain in dispute amounts the aggregate net amount of which exceed One Hundred Thousand U.S. Dollars (US$100,000.00), then all amounts remaining in dispute regarding the Closing Shoshone Employee Benefits Net Liabilities Statement shall be deemed to have been agreed by Peabody, Buyer, Seller Parent, and Seller in favor of the such Closing Statement delivered by Seller Parent and Seller to Buyer. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne one-half by Seller Parent and Seller, on the one hand, and one-half by Peabody and Buyer, on the other hand. Except as provided in the preceding sentence, all other costs and expenses incurred by Peabody, Buyer, Seller Parent and Seller in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period and the Neutral Auditor's determination shall be based upon and be consistent with the terms and conditions of this Agreement. The determination by the Neutral Auditor may be based on presentations with respect to such disputed items by Peabody, Buyer, Seller Parent and Seller to the Neutral Auditor. Each of Peabody, Buyer, Seller Parent and Seller shall use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Neutral Auditor of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Neutral Auditor. In deciding any matter, the Neutral Auditor (i) shall be bound by the provisions of this Section 2.5(c) and
(ii) may not assign a value to any item greater than the greatest value for such item claimed by Peabody, Buyer, Seller Parent or Seller or less than the smallest value for such item claimed by Peabody, Buyer, Seller Parent or Seller. The Neutral Auditor's determination shall be made within forty-five (45) days after its engagement (which engagement shall be made no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller Parent, Seller, Peabody and Buyer and shall be final, conclusive, nonappealable and binding for all purposes hereunder, absent manifest error. The term "Final Closing Balance Sheet" shall mean the definitive Closing Balance Sheet agreed to by Seller Parent, Seller, Peabody and Buyer in accordance with Section 2.5(b) or the definitive Closing

Balance Sheet resulting from the determination made by the Neutral Auditor in accordance with this Section 2.5(c). The term "Final Closing Adjusted Stockholder's Equity Statement" shall mean the definitive Closing Adjusted Stockholder's Equity Statement agreed to by Seller Parent, Seller, Peabody and Buyer in accordance with Section 2.5(b) or the definitive Closing Adjusted Stockholder's Equity Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.5(c). The term "Final Closing Debt Statement" shall mean the definitive Closing Debt Statement agreed to by Seller Parent, Seller, Peabody and Buyer in accordance with Section 2.5(b) or the definitive Closing Debt Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.5(c). The term "Final Closing Shoshone Employee Benefits Net Liabilities Statement" shall mean the definitive Closing Shoshone Employee Benefits Net Liabilities Statement agreed to by Seller Parent, Seller, Peabody and Buyer in accordance with Section 2.5(b) or the definitive Closing Shoshone Employee Benefits Net Liabilities Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.5(c).

                  (d) (i) If the calculation of the Closing Adjusted Stockholder's Equity contained in the Final Closing Adjusted Stockholder's Equity Statement is less than the Estimated Closing Adjusted Stockholder's Equity, Seller shall (and Seller Parent shall cause Seller to) pay to Buyer an amount in cash equal to the amount of such deficiency. If the calculation of the Closing Adjusted Stockholder's Equity contained in the Final Closing Adjusted Stockholder's Equity Statement is greater than the Estimated Closing Adjusted Stockholder's Equity, Buyer shall (and Peabody shall cause Buyer to) pay to Seller an amount in cash equal to the amount of such excess.

                  (ii) If the calculation of the Debt contained in the Final Closing Debt Statement is greater than zero, Seller shall (and Seller Parent shall cause Seller to) pay to Buyer an amount in cash equal to such amount greater than zero.

                  (iii) If the calculation of the Shoshone Employee Benefits Net Liabilities set forth on the Final Closing Shoshone Employee Benefits Net Liabilities Statement is greater than Three Million U.S. Dollars (US$3,000,000), Seller shall (and Seller Parent shall cause Seller to) pay to Buyer an amount in cash equal to the amount of such excess. If the calculation of the Shoshone Employee Benefits Net Liabilities set forth on the Final Closing Shoshone Employee Benefits Net Liabilities Statement is less than Three Million U.S. Dollars (US$3,000,000), Buyer shall (and Peabody shall cause Buyer to) pay to Seller an amount in cash equal to the amount of such deficiency.

                  (e) All amounts payable by Buyer or Seller, as the case may be, pursuant to Section 2.5(d)(i), (ii) or (iii), as the case may be, shall be (i) netted against all amounts payable to such party by the other party pursuant to such Section, and (ii) paid within three (3) Business Days after the ultimate determination of the Final Closing Adjusted Stockholder's Equity Statement, the Final Closing Debt Statement and the Final Closing Shoshone Employee Benefits Net Liabilities Statement as provided in Section 2.7.

                  (f) Notwithstanding anything to the contrary in this Agreement, the amount of any adjustment made pursuant to this Section 2.5 in respect of any item shall not be recoverable more than once by the party to whom such amount was paid or credited, whether pursuant to this Section 2.5, Section 9.1 or otherwise.

                  2.6      Payments On or Before Closing. In accordance with
Section 10.1 hereof, Seller shall (and Seller Parent shall cause Seller to) pay on or before the Closing all amounts payable for investment banking fees and legal and other similar fees and expenses of any Company or for which any Company may be liable related to the transactions contemplated in this Agreement, and any severance or bonus payments for employees of any Company who cease their employment as of or prior to the Closing, and none of the Companies shall have any liability in respect thereof after the Closing.

                  2.7 Form of Payments. All payments hereunder shall be made by delivery to the recipient by depositing, by bank wire transfer, the required amount in U.S. dollars (in immediately available funds) to an account of the recipient, which account shall be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER

                  Seller Parent and Seller, jointly and severally, hereby represent and warrant to Peabody and Buyer as follows:

                  3.1 Organization. Each of Seller Parent, Seller, and the Companies is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Each of Seller Parent, Seller and the Companies has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed (i) would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Seller Parent or Seller to consummate the transactions contemplated by this Agreement or (ii) would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect. Schedule 3.1 sets forth the jurisdictions where each Company is qualified or licensed to do business. Seller has heretofore provided to Buyer a complete and correct copy of the organizational documents of each Company, as currently in effect.

                  3.2 Authorization; Enforceability. Each of Seller Parent and Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Seller Parent and Seller, and the performance of each of its obligations hereunder, has been duly authorized by all necessary corporate action on the part of such party, and, upon such authorization, no other corporate or stockholder proceedings or actions are necessary to authorize and consummate this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Seller Parent and Seller, and, assuming due authorization, execution and delivery by Peabody and Buyer, constitutes a valid and binding agreement of each of Seller

Parent and Seller and is enforceable against each of Seller Parent and Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  3.3 Capital Stock. (a) The entire authorized capital stock of Twentymile Company consists of 100 shares of common stock, par value US$100.00 per share, of which 100 shares are issued and outstanding. All of such issued and outstanding shares were duly authorized and have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except for the Twentymile Shares and except as set forth in Schedule 3.3(a), there are no outstanding (i) shares of capital stock (preferred or otherwise) or voting securities of Twentymile Company, (ii) securities of Twentymile Company convertible into or exercisable or exchangeable for shares of capital stock (preferred or otherwise) or voting securities of Twentymile Company, (iii) options or other rights or agreements to acquire from Twentymile Company, or other obligations of Twentymile Company to issue, transfer or sell any shares of capital stock, voting securities or securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Twentymile Company (the items in clauses (i), (ii) and (iii) being referred to collectively as "Twentymile Company Securities"). There are no (A) outstanding obligations of Twentymile Company or any other Company to repurchase, redeem or otherwise acquire any Twentymile Company Securities or (B) voting trusts, proxies or other agreements or understandings with respect to or concerning Twentymile Company Securities.

                  (b) The entire authorized capital stock of Yampa Company consists of 100 shares of common stock, par value US$100.00 per share, of which 100 shares are issued and outstanding. All of such issued and outstanding shares were duly authorized and have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except for the Yampa Shares and except as set forth in Schedule 3.3(b), there are no outstanding (i) shares of capital stock (preferred or otherwise) or voting securities of Yampa Company, (ii) securities of Yampa Company convertible into or exercisable or exchangeable for shares of capital stock (preferred or otherwise) or voting securities of Yampa Company, (iii) options or other rights or agreements to acquire from Yampa Company, or other obligations of Yampa Company to issue, transfer or sell any shares of capital stock, voting securities or securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Yampa Company (the items in clauses (i), (ii) and (iii) being referred to collectively as "Yampa Company Securities"). There are no (A) outstanding obligations of Yampa Company or any other Company to repurchase, redeem or otherwise acquire any Yampa Company Securities or (B) voting trusts, proxies or other agreements or understandings with respect to or concerning Yampa Company Securities.

                  (c) The entire authorized capital stock of Empire Company consists of 1,000 shares of common stock, par value US$1.00 per share, of which only 100 shares are issued and outstanding. All of such issued and outstanding shares were duly authorized and have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except for the Empire Shares and except as set forth in Schedule 3.3(c), there are no outstanding (i) shares of capital stock (preferred or otherwise) or voting securities of Empire Company, (ii) securities of Empire Company convertible into or exercisable or exchangeable for shares of capital stock (preferred or otherwise) or voting securities of Empire Company, (iii) options or other rights or agreements to acquire from Empire Company, or other obligations of Empire Company to issue, transfer or sell any shares of capital stock, voting securities or securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Empire Company (the items in clauses (i), (ii) and (iii) being referred to collectively as "Empire Company Securities"). There are no (A) outstanding obligations of Empire Company or any other Company to repurchase, redeem or otherwise acquire any Empire Company Securities or (B) voting trusts, proxies or other agreements or understandings with respect to or concerning Empire Company Securities.

                  (d) The entire authorized capital stock of Shoshone Company consists of 10,000 shares of common stock, par value US$1.00 per share, of which 10,000 shares are issued and outstanding. All of such issued and outstanding shares were duly authorized and have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except for the Shoshone Shares and except as set forth in
Schedule 3.3(d), there are no outstanding (i) shares of capital stock (preferred or otherwise) or voting securities of Shoshone Company, (ii) securities of Shoshone Company convertible into or exercisable or exchangeable for shares of capital stock (preferred or otherwise) or voting securities of Shoshone Company,
(iii) options or other rights or agreements to acquire from Shoshone Company, or other obligations of Shoshone Company to issue, transfer or sell any shares of capital stock, voting securities or securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Shoshone Company (the items in clauses (i), (ii) and (iii) being referred to collectively as "Shoshone Company Securities"). There are no (A) outstanding obligations of Shoshone Company or any other Company to repurchase, redeem or otherwise acquire any Shoshone Company Securities or (B) voting trusts, proxies or other agreements or understandings with respect to or concerning Shoshone Company Securities.

                  3.4 Ownership of Shares. Seller is the record, legal and beneficial owner of, and has good and valid title to, all of the issued and outstanding Shares and, as of the Closing, will be the record, legal and beneficial owner of all of the issued and outstanding Shares, in each case, free and clear of any Encumbrances (or any agreement, obligation or commitment to give or create such Encumbrance), and will transfer and deliver to Buyer at the Closing good and valid title to such Shares, free and clear of any Encumbrances or third party interests or rights.

                  3.5 Ownership of Seller; No Subsidiaries of the Companies. Seller Parent, directly or indirectly, owns all of the issued and outstanding capital stock of, and other equity and voting interests in, Seller. No Company, directly or indirectly, owns any voting, equity or other ownership interest in any corporation, partnership or other Person or entity.

                  3.6 Audited Financial Statements. Schedule 3.6 sets forth the audited combined balance sheets of the Companies as at December 31, 2002 and 2003 and the related audited combined statements of operations, stockholders' equity and cash flows for the twelve-months ended December 31, 2001, 2002 and 2003 (together, the "Audited Financial Statements"). Each of the balance sheets and statements of operations, stockholders' equity and cash flows included in the Audited Financial Statements (i) has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved and (ii) fairly presents the combined financial position of the Companies as of the dates thereof and their combined results of operations and cash flows for the periods then ended.

                  3.7 Absence of Undisclosed Liabilities. None of the Companies has any Liabilities, other than Liabilities (i) reflected or reserved against in Audited Balance Sheet or not required by GAAP to be so reflected, reserved or disclosed, (ii) incurred in the ordinary course of business not in breach of Section 5.1 of this Agreement since the date of the Audited Balance Sheet (and, if incurred prior to the date hereof, would not have been in breach of Section 5.1 of this Agreement if this Agreement was in full force and effect at such time) or (iii) disclosed on Schedule 3.7.

                  3.8      No Conflicts or Approvals. Except as set forth on
Schedule 3.8, the execution, delivery and performance by Seller Parent and Seller of this Agreement and the consummation by Seller Parent and Seller of the transactions contemplated hereby does not and will not (i) violate, conflict with or result in a breach by Seller Parent, Seller or any of the Companies of their respective organizational documents, (ii) violate, conflict with or result in a breach of, or constitute a default by Seller Parent, Seller or any of the Companies (or create an event which, with notice or lapse of time or both, would constitute a default) under, or require any consent or other action by any Person under, or give rise to any penalty, right of termination, cancellation or acceleration or loss of a material benefit under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which any of Seller Parent, Seller or any of the Companies or any of their respective properties or assets may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to any of Seller Parent, Seller or any of the Companies or any of their respective properties or assets or (iv) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of Seller Parent, Seller or any of the Companies, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not be material to the Companies taken as a whole and would not materially adversely affect the ability of Seller Parent or Seller to consummate the transactions contemplated by this Agreement.

                  3.9 Governmental Authorization. The execution, delivery and performance by Seller Parent and Seller of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or any Consent from, any Governmental Authority, except with any applicable requirements of the actions and filings listed on Schedule 3.9 and any such action or filing as to which the failure to make or obtain would not be material to the Companies taken as a whole or materially adversely affect the ability of Seller Parent or Seller to consummate the transactions contemplated hereby.

                  3.10 Compliance with Law; Mining Authorities; Companies' Surety Bonds. (a) Except as set forth on Schedule 3.10(a), each of the Companies have conducted their respective businesses and developed and operated their assets in compliance with all Laws (except for Laws covered by the representation set forth in Sections 3.10(d) and (e)) and all Permits, except where noncompliance would not interfere in any material respect with the ability of the Companies, taken as a whole, to continue to operate their assets and conduct their businesses as currently conducted, and would not materially adversely affect the ability of Seller Parent or Seller to consummate the transactions contemplated by this Agreement.

                  (b) Except as set forth in Schedule 3.10(b), each of the Companies possesses all Permits necessary to own, lease, develop and operate its assets and conduct their businesses in all material respects as currently conducted. None of the Companies has received any communication alleging or threatening that any such Permit may be modified, suspended or revoked and, to the Knowledge of Seller, there are no circumstances or conditions providing valid grounds for the same, except where any such modification, suspension or revocation would not interfere in any material respect with the ability of the Companies, taken as a whole, to continue to operate their assets and conduct their businesses as currently conducted, and would not materially adversely affect the ability of Seller Parent or Seller to consummate the transactions contemplated by this Agreement.

                  (c) (i) There are no material mining leases, licenses, permits or other mining authorities owned by any of the Companies other than the Mining Authorizations. The Companies hold the legal or beneficial title to the interest in each of the Mining Authorizations.

                  (ii) To the Knowledge of Seller, there are no material applications for mining leases, licenses, permits and other mining authorities in the name of any of the Companies other than those set forth on Schedule 3.10(c)(ii) (the "Material Mining Applications"); and the Companies will, on grant of any of such applications, hold a legal or beneficial title to the interest in each such application as set forth on Schedule 3.10(c)(ii). Each of the Material Mining Applications has been made in accordance with applicable Laws. None of Seller or any Company has received any written communication that indicates that any of the Material Mining Applications will not be granted; and, to the Knowledge of Seller, none of Seller or any Company has received any other communication that indicates that any of the Material Mining Applications will not be granted.

                  (iii) Each Company has complied in all material respects with the terms and conditions of the Mining Authorizations. There are no matters that adversely affect the title of any Company to any Mining Authorization, nor, to the Knowledge of Seller, which adversely affect the use of the Mining Authorizations for the purposes of the business of any Company and in accordance with their terms, which are material to the business of the Companies taken as a whole.

                  (d) Each of the Companies has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with their operations. All deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) posted by each of the Companies in connection with its respective operations are listed on Schedule 3.10(d)(i) (collectively, the "Companies' Surety Bonds"). Except as disclosed on Schedule 3.10(d)(ii): (A) each of the Companies is in compliance in all material respects with all Companies' Surety Bonds applicable to it; and (B) the operation of each Company's coal mining and processing operations and the state of reclamation with respect to the Companies' Surety Bonds are "current" or in "deferred status" regarding reclamation obligations and otherwise are in compliance with all applicable mining, reclamation and other analogous Laws, except where noncompliance would not (i) have a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Companies, taken as a whole, (ii) interfere in any material respect with the ability of the Companies, taken as a whole, to continue to operate their assets and conduct their businesses as currently conducted, or (iii) would not materially adversely affect the ability of Seller Parent or Seller to consummate the transactions contemplated by this Agreement.

                  (e) Each Company has complied with all applicable human health Laws, employee health Laws, and workplace safety and health Laws, including without limitation, the Mine Safety and Health Act (30 U.S.C. Section 801 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), except where noncompliance would not (i) have a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Companies, taken as a whole, (ii) interfere in any material respect with the ability of the Companies, taken as a whole, to continue to operate their assets and conduct their businesses as currently conducted, or
(iii) would not materially adversely affect the ability of Seller Parent or Seller to consummate the transactions contemplated by this Agreement.

                  3.11     Proceedings. Except as set forth on Schedule 3.11,
(i) there are no Proceedings pending or, to the Knowledge of Seller threatened, involving Seller Parent, Seller, any Company or any of their respective properties or any of their respective directors or officers in their capacities as such that (i) involves or, if adversely determined, would reasonably be expected to involve an award of damages in the excess of US$100,000 against any Company or seeks to materially restrict the operation of any Company in any material respect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or
(iii) are in respect of any Mining Authorizations. There is no judgment, decree, injunction or order of a Governmental Authority outstanding against any of the Companies or in respect of the Mining Authorizations. None of the Companies have received any written notification that any such investigation or inquiry is being conducted by any Governmental Authority in respect of the business or affairs of any of the Companies; and, to the Knowledge of Seller, none of the Companies has received any other notification that any investigation or inquiry is being conducted by any Governmental Authority in respect of the business or affairs of any of the Companies; furthermore, to the Knowledge of Seller, there is no basis for any such investigation or inquiry that if determined adversely to any of the Companies would be material to any of the Companies.

                  3.12     Absence of Certain Changes. Except as disclosed in
Schedule 3.12, since December 31, 2003: (i) there has not been any condition, change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect; (ii) the business of each Company has been conducted only in the ordinary course of business; and (iii) there has not been any action taken by any Company that would have been prohibited under Section 5.1 if such action had been taken by any Company after the date hereof.

                  3.13     Tax Matters. Except as set forth in Schedule 3.13:

                  (a) In respect of each Tax year beginning on or after the CA Acquisition Date, all Tax Returns required to be filed by or on behalf of each Company prior to the Closing Date (separately or as part of a consolidated, combined or unitary group) have been or shall be timely filed (subject to permitted extensions applicable to such filing), all such Tax Returns were correct and complete and all Taxes due (whether or not shown as due) on such Tax Returns have been or shall be paid within the prescribed period or any extension thereof, other than Taxes that are being contested in good faith for which adequate accruals or reserves will be established on the Final Closing Balance Sheet. In respect of each Tax year ending prior to the CA Acquisition Date, to the Actual Knowledge of Seller, all Tax Returns required to be filed by or on behalf of each Company prior to the Closing Date (separately or as part of a consolidated, combined or unitary group) have been or shall be timely filed (subject to permitted extensions applicable to such filing), all such Tax Returns were correct and complete and all Taxes due (whether or not shown as due) on such Tax Returns have been or shall be paid within the prescribed period or any extension thereof, other than Taxes that are being contested in good faith for which adequate accruals or reserves will be established on the Final Closing Balance Sheet. In respect of each Company, since the CA Acquisition Date no claim has been made by a Taxing Authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction and prior to the CA Acquisition Date, to the Actual Knowledge of Seller, no claim has been made by a Taxing Authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. With respect to any period prior to and through the Closing Date for which Taxes are not yet due and owing, each Company has made or will make adequate reserves or accruals for such Taxes on the Final Closing Balance Sheet. Seller has delivered or made available to Buyer correct and complete copies of all Tax Returns filed by, and examination reports and statements of deficiencies assessed against or agreed to by, any of the Companies for Tax years beginning on or after the CA Acquisition Date and for periods ending prior to the CA Acquisition Date, to the extent such Tax Returns, examination reports and statements of deficiencies are within the possession of Seller and the applicable statute of limitations has not expired (or, in the case of any such Tax Return filed for, and examination report or statement of deficiency assessed against or agreed to by, an Affiliated Group, the portion of such Tax Return, assessment or statement of deficiency relating to or relevant to the determination of Tax Liability for a Post-Closing Tax Period or Straddle Period of any of the Companies).

                  (b) There are no Encumbrances relating to Taxes encumbering any of the Shares, or any assets or properties of any Company, except Encumbrances for current Taxes not yet due and payable or Taxes being contested in good faith for which adequate reserves or accruals have been provided.

                  (c) There has not been any audit of any Tax Return filed by any Company or any Affiliated Group of which any Company is currently a member for any Tax year beginning on or after the CA Acquisition Date and, to the Actual Knowledge of Seller, there has not been any audit of any Tax Return filed by any Company on a separate return basis for any Tax year ending prior to the CA Acquisition Date. In respect of each Company, there are no (i) examinations, audits, Proceedings or disputes relating to Taxes by or with, as applicable, any Taxing Authority that are pending or, to the Knowledge of Seller, threatened by any Taxing Authority against such Company, (ii) claims for Taxes asserted or, to the Knowledge of Seller, threatened to be asserted by any Taxing Authority against such Company, or (iii) unresolved claims in competent authority pursuant to any income tax, trade tax or social insurance tax treaty, against any Company that, in each case, would reasonably be expected to result in Taxes of any Company for any taxable period (or any portion thereof) ending on or before the Closing Date.

                  (d) None of the Companies is currently a beneficiary of any extension of time within which to file any Tax Return.

                  (e) All material Taxes that each Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

                  (f) None of the Companies has granted any extension or waiver of the statute of limitations period applicable to any material Tax or Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

                  (g) None of the Companies is a party to, is bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person.

                  (h) Each Company has collected all sales and use Taxes required to be collected, and has remitted or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates. Each Company (i) has in its possession all records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of all sales and use Taxes required to be collected and paid over and regarding all exempt transactions for all periods open under the applicable statute of limitations, and (ii) has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

                  (i) No power of attorney has been executed with respect to any matter relating to Taxes of any Company which is currently in force.

                  (j) Since the CA Acquisition Date, none of the Companies has been a member of an Affiliated Group (other than the Affiliated Group of which they are currently members and with which they file a consolidated Tax Return) filing a consolidated federal Income Tax Return. None of the Companies has any liability for the Taxes of any Person (other than any Person that is or was a member of the Affiliated Group of which the Companies are currently members) in respect of any Tax year beginning on or after the CA Acquisition Date, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax law), as a transferee or successor, by contract or otherwise.

                  (k) None of the Companies will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (or any comparable provisions of state, local or foreign law).

                  (l) Since the CA Acquisition Date, none of the Companies has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

                  (m) Seller is not a "foreign person" as defined in Treasury Regulation Section 1.1445-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the Shares.

                  (n) There is no contract or agreement, plan or arrangement by any of the Companies covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by any of the Companies by reason of Section 280G of the Code.

                  (o) Seller and each respective Company currently is and on the Closing Date will be a member of a consolidated group within the meaning of Treasury Regulation Section 1.1502-1(h).

                  3.14 Employee Benefits. (a) Schedule 3.14(a) contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of any of the Companies (the "Company Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Seller Parent, the Seller or any of the Companies or (ii) any of the Companies has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

                  (b) With respect to each Company Plan, the Seller has provided to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (and a description of any oral communications that, to the Knowledge of Seller, modify in any material respect the rights under the Company Plan document) by the Seller Parent, the Seller or any of the Companies to the Company Employees concerning the benefits provided under a Company Plan;
(iv) a summary of any proposed amendments or changes to the Company Plans which are now under active consideration for adoption within the twelve months immediately following the date hereof; and (v) for the three most recent years
(A) the Form 5500 and attached schedules, (B) audited financial statements and
(C) actuarial valuation reports.

                  (c) (i) Each Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Law; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and to the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and, to the Knowledge of Seller, no condition exists (other than the status of any Company as a "related person" as such term is defined in the Coal Industry Retiree Health Benefit Act of 1992) that would subject any Company, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the
Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof;
(v) no "reportable event" (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in liability, no non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan; (vi) no Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002).

                  (d) Except as set forth on Schedule 3.14(d), with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which any of the Companies or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Companies or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability if, as of the Closing Date, any of the Companies or any member of their Controlled Group were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

                  (e) Except as set forth on Schedule 3.14(e), with respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) applicable to Company Employees are pending or, to the Knowledge of Seller, threatened, (ii) to the Knowledge of Seller, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or, to the Knowledge of Seller, oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of Seller, threatened (including, without limitation, any routine requests for information from the PBGC).

                  (f) Except as set forth on Schedule 3.14(f), no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights of any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee.

                  (g) Except as set forth in Schedule 3.14(g), no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

                  (h) Except as set forth in Schedule 3.14(h) no consultant has been engaged by any Company to whom annual payments could reasonably be expected to exceed US$75,000 in the aggregate. To the Knowledge of Seller, (i) no consultancy arrangement, if any, between any of the Companies, on the one hand, and any Person, on the other hand, who is not employed by any of the Companies will be deemed to be, under any Law, an employment agreement between any of the Companies, on the one hand, and the contractor or consultant, on the other hand, and (ii) no contractor or consultant has been determined, under any Law, to have an employee status or request to be recognized as an employee of any of the Companies, in case of each of clause(i) or (ii) above except as would not reasonably be expected to result in a Company Material Adverse Effect.

                  (i) Except as otherwise provided in the agreements listed in Schedule 3.14(i), the written contracts of employment of the Company Employees may be terminated by the employer without damages or compensation (other than that required by Law) by the giving of not more than one month's notice at any time.

                  (j) Except as set forth in Schedule 3.14(j), each of Seller and the Companies has, to the Knowledge of Seller, complied in all material respects with all employment related Laws; provided, however, that the representation set forth in this Section 3.14(j) is not intended to refer to the matters listed in Section 3.10(d) or (e), which are addressed solely in such Section.

                  (k) Except as set forth in Schedule 3.14(k)(i), no employee of any Company is on leave of absence, including, without limitation, short- or long-term disability. Schedule 3.14(k)(ii) sets out a complete list of the employees of each Company as of February 1, 2004.

                  (l) All of the Former Shoshone Employees have retired, are terminated from service or are on long-term disability.

                  3.15     Labor and Employee Relations. Except as set forth in
Schedule 3.15 or as otherwise permitted pursuant to this Agreement, (i) none of the Companies is a party to any written collective bargaining agreement in respect of the Company Employees (except as set forth on Schedule 3.17(a)(xv)) and no such agreement is being negotiated by any of the Companies, (ii) there is no unfair labor practice charge or comparable or analogous complaint pending before any Governmental Authority or, to the Knowledge of Seller, threatened against any Company, (iii) there is no written grievance, order, dispute, arbitration hearing, or arbitration award pending or, to the Knowledge of Seller, threatened against any Company, (iv) none of the

Companies is in breach of any order by a Governmental Authority relating to the Company Employees, (v) within the past year, there has been no labor strike, slowdown, work stoppage, or lockout in effect, or, to the Knowledge of Seller, threatened against or otherwise affecting any Company or the Company Employees at any of their respective mines, (vi) none of the Companies is a party to, or otherwise bound by, any consent decree, order, award with, or citation by, any Governmental Authority relating to employees or employment practices, (vii) each of the Companies is in compliance with its material obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, (viii) there is no actual or, to the Knowledge of Seller, alleged breach of the material terms of any contractual obligations governing the employment of the Company Employees which would reasonably be likely to lead to the interference in any material respect with the conduct of the business of any of the Companies as currently conducted, and (ix) to the Knowledge of Seller, as of the date hereof, there is no formal legal proceeding (for example, petition for certification of representation) to organize Company Employees which is pending or, to the Knowledge of Seller, threatened.

                  3.16     Intellectual Property. Except (a) as set forth in
Schedule 3.16, or (b) as would not interfere in any material respect with the conduct of the business of any of the Companies as currently conducted (i) one or more of the Companies legally or beneficially owns or has the sole, exclusive and enforceable right to use, transfer and license all Intellectual Property necessary for the conduct of the business of the Companies as it is currently conducted, free from (A) any Encumbrances other than Permitted Encumbrances, and
(B) any requirement of royalty payments or other license fees or payments and
(ii) to the Knowledge of Seller, (A) the operation of the business of none of the Companies infringes or otherwise violates any Intellectual Property of any other Person (including Seller Parent, Seller and their respective Affiliates) and (B) none of the Intellectual Property owned by any of the Companies is being infringed by any other Person.

                  3.17 Contracts. (a) Schedule 3.17 sets forth a complete list of each of the following contracts to which any Company is a party or by which any of them is bound as of the date of this Agreement (collectively, the "Material Contracts"):

                  (i) any option, purchase and sale contract or lease (whether real or personal property) providing for annual payments of US$75,000 or more or that cannot be terminated on not more than ninety
         (90) days' notice without payment by any Company of any penalty;

                  (ii) any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

                  (iii) contracts involving the expenditure by any Company of more than US$75,000 in any instance for the purchase of materials, goods, supplies, equipment or services, excluding any such contracts that are terminable by the Companies without penalty on not more than ninety (90) days' notice;

                  (iv) contracts providing for payments to any Company of more than US$75,000 in any instance for the sale of materials, goods, supplies, equipment or services, excluding any such contracts that are terminable by the Companies without penalty on not more than ninety
         (90) days' notice;

                  (v) indemnities and guarantees of the obligations of other Persons (other than any Company) involving the potential expenditure by any Company after the date of this Agreement of more than US$75,000 in any instance;

                  (vi) any agreement relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), including indentures, mortgages, loan agreements, capital leases, security agreements, or other agreements for the incurrence of Debt, other than (A) trade accounts payable incurred in the ordinary course of business and (B) any such agreement relating to indebtedness owed to Seller Parent, Seller or any of their respective Affiliates to be repaid on or before the Closing Date or owed to any Company;

                  (vii) agreements under which any Company has licensed material Intellectual Property to or from any other Person (including Affiliates of Seller Parent and Seller);

                  (viii) partnership, limited liability company, joint venture agreements or other agreements involving a sharing of profits or expenses by any Company;

                  (ix) contracts that restrict any Company after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person;

                  (x) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), including any contract under which any Company will have Liabilities after the date of this Agreement relating to the acquisition or sale of any business enterprise;

                  (xi) exclusive distributor, dealer, sales agency or similar contracts under which any Company is obligated to pay after the date of this Agreement an amount in excess of US$75,000 during any calendar year;

                  (xii) any contract providing that any Company will receive future payments aggregating more than US$75,000 per annum or US$200,000 in the aggregate prior the expiration of such contract;

                  (xiii) any agreement with (A) Seller Parent, Seller or any of their respective Affiliates (excluding the Companies) or (B) any director or executive officer of Seller Parent, Seller or any of their respective Affiliates (excluding the Companies), or any Person who is an immediate relative of any such Person, or any combination of such Persons (each such agreement described in clauses (A) and (B), an "Affiliate Agreement");

                  (xiv) any outstanding power-of-attorney empowering any Person to act on behalf of any Company;

                  (xv) any employee collective bargaining agreement with any labor union or employees covering former, current or future employees of any Company or work done, being done or to be done in the future by any of the Companies;

                  (xvi) mining and exploration leases, Material Permits and applications therefor; and

                  (xvii) any other material agreement, commitment, arrangement or plan not made in the ordinary course of business.

                  (b) Each Material Contract is in full force and effect, and is a valid and binding agreement of each Company which is a party thereto and, to the Knowledge of Seller, each of the other parties thereto, enforceable by or against such Company and, to the Knowledge of Seller, each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default, an event of default (however described), breach, or breach of covenant or undertaking in any material respect by (x) any Company under any Material Contract or (y) to the Knowledge of Seller, any other party to any Material Contract. Seller has heretofore delivered to Buyer true and complete copies of all such Material Contracts, including all amendments, modifications, waivers and consents applicable thereto.

                  3.18     Environmental Matters. (a) Except as set forth on
Schedule 3.18(a):

                  (i) each of the Companies is and at all prior times has been in compliance in all material respects with all Environmental Laws, any Permits required pursuant to any Environmental Law;

                  (ii) none of the Companies has received any Environmental Claim, written notice of any threatened Environmental Claim or, to the Knowledge of Seller, any other notice of any threatened Environmental Claim, in any case that would be material to the Companies taken as a whole, regarding or resulting from activities of any Company, the business of any Company or any property or assets currently or formerly owned, operated or used by any Company;

                  (iii) none of the Companies has entered into, has agreed to, or is subject to, any Governmental Order under any Environmental Law regarding any Company or any property or assets currently or formerly owned, operated or used by any Company; in any case that would interfere in any material respect with the respective ability of the Companies to continue to operate their respective assets and conduct their respective businesses as currently conducted;

                  (iv) none of the Companies has Released any Hazardous Materials in violation of Environmental Law or in a manner that would reasonably be expected to result in material Liability under Environmental Laws or Permits required pursuant to any Environmental Law at any location, and, to the Knowledge of Seller, no other Person has

         Released any Hazardous Materials, and Hazardous Materials are not otherwise present, at any property currently or formerly owned or operated by any Company in violation of Environmental Law, or Permits required pursuant to any Environmental Laws or in a manner that would reasonably be expected to result in material Liability to any Company under Environmental Law;

                  (v)      no property currently owned or operated by any
         Company: (i) is listed or, to the Knowledge of Seller, proposed for listing on the CERCLA National Priorities List or CERCLIS list any similar Governmental Authority's list of sites at which remedial action is or may be necessary or (ii) contains asbestos or asbestos-containing materials, in either case in a condition constituting a violation of Environmental Law or as would reasonably be expected to result in material Liability under Environmental Law;

                  (vi) none of the Companies has disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location that would reasonably be expected to result in material Liability to any Company under Environmental Law; and

                  (vii) to the Knowledge of Seller, there is no block or punitive legal limitation on any Company's ability to apply for or obtain any Permit under any Environmental Law.

                  (b) To the Knowledge of Seller, as of the date hereof, none of the Companies will require a capital expenditure of more than $375,000 or an increase in annual operating expenses of more than $375,000 during any of the next five fiscal years in order to achieve or maintain compliance with Environmental Laws or Permits required pursuant to Environmental Laws, as such Environmental Laws and Permits are in effect and are interpreted by the relevant regulatory authorities as of the date hereof, in excess of the amounts set forth on the Capital Expenditure Budget or the Annual Operating Expenses Budget attached hereto as Schedule 3.18(b), as applicable, for such year.

                  (c) For the avoidance of doubt, the parties acknowledge their understanding that for purposes of this Agreement no representations other than those set forth in Sections 3.18(a) and (b) above shall be deemed to be made with regard to compliance with Environmental Laws.

                  3.19 Insurance. Schedule 3.19 lists all insurance policies held in the names of each Company covering the assets and operations of any Company and any Company Employees as of the date hereof, specifying the insurer, amount of coverage and type of insurance. All such policies are in full force and effect, all premiums due thereon have been paid and, where applicable, each Company has complied in all material respects with the provisions of such policies and have not received any notice from any of its insurance brokers or carriers that such broker or carrier has cancelled or terminated coverage or will not be willing or able to renew their existing coverage. All insurance policies not held in the name of any Company but which cover the assets and operations of the business of any Company and any Company Employees are in full force and effect (subject to changes made in the ordinary course of business that will not materially reduce the coverage thereunder) and will remain in full force and effect until the Closing, at which time, coverage thereunder will be discontinued with respect to the Companies and the business of the Companies. To the Knowledge of Seller, as at the date hereof, there are no claims outstanding under any insurance policy described in this Section 3.19 and relating to the business of any Company in excess of US$750,000, and no event has occurred which might give rise to any such claim.

                  3.20 Personal Property Assets. (a) Schedule 3.20 sets forth a true and complete list of all the material items of machinery, equipment, vehicles, and other tangible personal property owned by each Company as of January 31, 2004. Except as set forth on Schedule 3.20, each Company has good and marketable title to, or hold by a valid and existing lease or license, all the tangible personal property assets reflected as assets on the Audited Balance Sheet or acquired after December 31, 2003, except with respect to assets disposed of in the ordinary course of business since such date, free and clear of all Encumbrances, except for Permitted Encumbrances.

                  (b) Except to the extent reserved for in the Audited Balance Sheet, the accounts receivable of each Company (i) are valid and genuine, (ii) have arisen solely out of bona fide sales and deliveries of goods, performances of services and other business transactions in the ordinary course of business and (iii) are not subject to valid defenses, setoffs or counterclaims.

                  3.21 Real Property. (a) Leased Properties. Schedule 3.21(a) lists all real property and water rights, and other material interests in land, including coal, mining and surface rights, easements, rights of way and options, leased or subleased by any Company (the "Leased Real Property"). Seller has heretofore delivered to Buyer true and complete copies of the leases and subleases covering the Leased Real Property (as amended to the date of this Agreement). With respect to each lease and sublease and except as otherwise specified on Schedule 3.21(a) or where the failure of any of the following to be true and correct would not reasonably be expected to interfere in any material respect with the respective abilities of the Companies to continue to operate their respective assets and conduct their respective businesses as currently conducted:

                  (i) such lease or sublease is, to the Knowledge of Seller, in full force and effect in all respects and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a Proceeding in equity or at law);

                  (ii) (A) none of the Companies is in default under any such lease or sublease and, to the Knowledge of Seller no event has occurred which, with the passage of time or expiration of any grace period would constitute a default of any Company's obligations under such lease or sublease, (B) to the Knowledge of Seller, no other party to any such lease or sublease is in default thereunder and (C) none of the Companies has received a written or, to the Knowledge of Seller, other notice of default with respect to such lease or sublease;

                  (iii) no such lease or sublease has been mortgaged, deeded in trust or subjected to an Encumbrance by any Company; and

                  (iv) there are no matters that would adversely affect the rights of any Company to the Leased Real Property.

                  (b) Owned Properties. Schedule 3.21(b) lists all real property and water rights, and other material interests in land, including coal, mining and surface rights, easements, rights of way and options, owned by any of the Companies (the "Owned Real Property"). All existing surveys, title insurance policies, title insurance, abstracts and other evidence of title (if any) in the possession of any of the Companies relating to any Owned Real Property have been heretofore delivered to Buyer. With respect to each such parcel of the Owned Real Property, except as otherwise specified on Schedule 3.21(b) or where the failure of any of the following to be true and correct would not reasonably be expected to be materially adverse to the use of such Owned Real Property:

                  (i) the identified owner has good and marketable fee simple title to the parcel of the Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances;

                  (ii) there are no pending or, to the Knowledge of Seller, threatened condemnation Proceedings; and

                  (iii) there are no other matters that would adversely affect the title of any Company to the Owned Real Property.

                  3.22 Customers and Suppliers. Schedule 3.22(i) contains a list of the top ten customers of the Companies (determined on the basis of revenues) for each of the last two fiscal years and Schedule 3.22(ii) contains a list of the top ten suppliers of the Companies (determined on the basis of cost of items purchased) for the last two fiscal years.

                  3.23 Intercompany Accounts. Schedule 3.23 contains a complete list of all Intercompany Accounts as of January 31, 2004.

                  3.24 No Brokers' or Other Fees. Except for Dr. Spannagel+Partner GmbH and Deutsche Bank AG, whose fees and expenses will be paid by Seller Parent, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Seller Parent or Seller.

                  3.25 Entire Business; Condition of Assets. Each Company owns, or have valid leasehold interests in, all the assets (real or personal) necessary for the conduct of the business of such Company, as currently conducted, and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are presently utilized.

                  3.26 Solvency. None of the Companies has stopped or suspended payment of its debts, become unable to pay its debts as they become due, or otherwise become insolvent in any jurisdiction. None of the Companies is the subject of any pending, rendered or threatened insolvency proceedings of any character. None of the Companies has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

                  3.27 Grants and Allowances. None of the Companies has received any grant, allowance, aid or subsidy from any Governmental Authority during the last six years which, to the Knowledge of Seller, is currently due and owing as a result of any act or failure to act by any Company or which would become due and owing as a result of the sale of the Shares to Buyer and, in such case, would reasonably be expected to result in an aggregate Liability to any of the Companies (or loss of grant, allowance, aid and/or subsidy) in excess of US$75,000.

                  3.28 Illegal Acts. To the Knowledge of Seller, none of the Companies has committed any criminal or illegal act which would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

                  3.29 Offers. Each offer, tender or quotation made by any Company in respect of the business of such Company, which is outstanding and capable of acceptance by a third party, was made in the ordinary course of business and all such offers, tenders or quotations as of the date hereof that provide for annual payments of US$100,000 or more in the aggregate are set forth on Schedule 3.29.

                  3.30 Security Interests. None of the Companies, to the Knowledge of Seller, has granted or created, or agreed to grant or create, any Encumbrances other than Permitted Encumbrances and any Encumbrances disclosed in the Audited Financial Statements.

                  3.31 Forecasts. All forecasts, projections, models, budgets or estimates heretofore delivered to Buyer by Seller and its Affiliates and their respective representatives and advisers have been prepared in good faith, and without any intention to mislead, on the basis of the information available at the time of their preparation.

                  3.32 No Other Representations or Warranties. Except for the representations and warranties of Seller Parent and Seller contained in this Agreement and Seller Parent's and Seller's Schedules, neither Seller Parent nor Seller makes any other express or implied representation or warranty to Buyer.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PEABODY AND BUYER

                  Peabody and Buyer, jointly and severally, hereby represent and warrant to Seller Parent and Seller as follows:

                  4.1 Organization. Each of Peabody and Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Each of Peabody and Buyer has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have (i) a material adverse effect on the ability of Peabody or Buyer to consummate the transactions contemplated by this Agreement or (ii) a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of Peabody and its subsidiaries, taken as a whole (excluding any effect (i) resulting from general economic conditions that do not disproportionately affect Peabody and its subsidiaries or (ii) affecting companies in the coal mining industry generally that do not disproportionately affect Peabody and its subsidiaries).

                  4.2 Authorization; Enforceability. Each of Peabody and Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Peabody and Buyer and the performance of their respective obligations hereunder has been duly authorized by all necessary corporate action on the part of such party and, upon such authorization, no other corporate or stockholder proceedings or actions are necessary to authorize or consummate this Agreement, or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Peabody and Buyer and, assuming due authorization, execution and delivery by Seller Parent and Seller, constitutes a valid and binding agreement of each of Peabody and Buyer and is enforceable against each of Peabody and Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  4.3 No Conflicts or Approvals. (a) The execution, delivery and performance by each of Peabody and Buyer of this Agreement and the consummation by Peabody and Buyer of the transactions contemplated hereby does not (i) violate, conflict with or result in a breach by Peabody or Buyer of its organizational documents, (ii) violate, conflict with or result in a breach of, or constitute a default by Peabody or Buyer (or create an event which, with notice or lapse of time or both, would constitute a default under,) or require any consent or other action by any Person under, or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Peabody or Buyer or any of its properties or assets may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to Peabody or Buyer or any of their respective properties or assets or (iv) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of Peabody or Buyer, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not be material to Peabody and its subsidiaries taken as a whole and would not materially adversely affect Peabody's or Buyer's ability to consummate the transactions contemplated by this Agreement.

                  4.4 Governmental Authorization. The execution, delivery and performance by each of Peabody and Buyer of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or any Consent from, any Governmental Authority, except with any applicable requirements of the actions and filings listed on Schedule 4.4 and any such action or filing as to which the failure to make or obtain would not be material to Peabody and its subsidiaries taken as whole or materially adversely affect the ability of Peabody or Buyer to consummate the transactions contemplated hereby.

                  4.5 No Brokers' or Other Fees. Except for Morgan Stanley, whose fees and expenses will be paid by Peabody, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Peabody or Buyer.

                  4.6 Permit Blocking. Neither Buyer nor any of its Affiliates has been notified by the U.S. Office of Surface Mining Reclamation and Enforcement or the agency of any state administering the SMCRA that Buyer or any of its Affiliates (i) is ineligible to receive surface mining permits or
(ii) is under investigation to determine whether its eligibility to receive a SMCRA permit should be revoked, and to the Knowledge of Buyer, no such notification has been threatened.

                  4.7 Financial Ability to Perform. As of the Closing Date, Buyer shall have available to it (a) funds sufficient to enable it to deliver the Closing Payment and (b) the credit capacity sufficient to post new bonds to cause the replacement of the Seller Bonds in accordance with Section 5.15(b).

                  4.8 No Other Representations or Warranties. Except for the representations and warranties of Peabody and Buyer contained in this Agreement and Peabody's and Buyer's Schedules, neither Peabody nor Buyer makes any other express or implied representation or warranty to Seller Parent or Seller.

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

                  5.1 Conduct of Business Prior to the Closing. (a) Seller Parent and Seller covenant and agree that, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Schedule 5.1(a)(A) or (iii) with the prior written consent of Buyer, from the date hereof to Closing, (A) the business of each Company (and the maintenance of their respective books, accounts and records, inventory levels) shall be conducted only in the ordinary course of business and in compliance with all Laws, Environmental Laws and Permits, (B) the obligations of each Company shall be paid or performed when due, (C) to use its commercially reasonable efforts to cause the present business organization and business relationships and customer relationships of each Company to be preserved and their respective rights and operations to be maintained, (D) each Company shall continue to make such capital expenditures pertaining to the business of such Company as are reasonably consistent with the capital expenditure budget of the Companies attached hereto as Schedule 5.1(a)(B) (the "Capital Expenditure Budget") and the past practice of the Company, (E) each Company shall use reasonable efforts to retain the services of their respective officers and key employees and maintain relationships with their respective officers and key employees, (F) each Company shall use reasonable efforts to maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, (G) each Company shall use reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained and (H) each Company shall collect their receivables only in the ordinary course of business and in the same manner as previously collected; and

                  (b)(i) None of the Companies shall amend its organizational documents;

                  (ii) None of the Companies shall (A) declare, set aside, make or pay any dividend or other distribution payable in cash, shares of capital stock or property with respect to such Company's shares of capital stock; (B) redeem, purchase or otherwise acquire directly or indirectly any Company's shares of capital stock (including the Shares) or other ownership interests of any Company; (C) issue, transfer, sell, pledge, dispose of or encumber any shares of capital stock (including the Shares) or other ownership interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock (including the Shares) or other ownership interests of shares of any class of capital stock of any Company; or (D) split, recapitalize, combine or reclassify the capitalization of any Company;

                  (iii) None of Seller Parent, Seller or any Company or any of their respective Affiliates shall (A) adopt, establish, enter into any new employee benefit plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence on the date of this Agreement or amend or terminate any Company Plan, except for changes required by applicable Law, (B) increase any compensation or fringe benefit of, or enter into or amend any employment, severance, termination or similar agreement or arrangement with any Company Employees, except for normal increases in base salary in the ordinary course of business, and the payment of cash bonuses to Company Employees pursuant to and consistent with existing plans or programs to the extent such increases or bonuses are accrued and set forth in Schedule 5.1(b)(iii), (C) loan or advance any money or other property to any Company Employee, or (D) grant any equity or equity-based awards to any Company Employee;

                  (iv) None of the Companies shall acquire, sell, lease or dispose of any material assets of any Company, except as may be expressly contemplated by this Agreement and except for the purchase and sale of inventory in the ordinary course of business;

                  (v) None of the Companies (as applicable) shall: (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary and usual course of business consistent with past practice in an immaterial amount; (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary and usual course of business consistent with past practice and that shall not exceed US$75,000 individually or US$375,000 in the aggregate; or (iv) mortgage, pledge, sell, transfer, dispose of or otherwise subject to any Encumbrance any of its material assets, tangible or intangible, or create any Encumbrance of any kind with respect to any such asset; provided, however, that notwithstanding anything to the contrary set forth herein, the Companies shall have the right to repay or obtain forgiveness of the debt obligations set forth in Schedule 5.1(b)(v);

                  (vi) None of the Companies shall acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein or extend any credit to or purchase any debt obligation of any Person;

                  (vii) None of the Companies shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                  (viii) None of the Companies shall change any of the accounting methods, policies or practices used by it unless in the determination of the Companies' independent accountants such change is required by GAAP;

                  (ix) None of the Companies shall, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) (A) make any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, (B) change any annual Tax accounting period, (C) enter into any Tax sharing agreement, (D) enter into any settlement or compromise of any Tax liability, (E) file any amended Tax Return with respect to any Tax, (F) enter into any closing agreement relating to any Tax, or (G) surrender any right to claim a Tax refund if, and to the extent that, such election, adoption, change, amendment, agreement, settlement, surrender, compromise, amendment, consent or other action could have a material adverse effect to Peabody, Buyer or any of the Companies;

                  (x) Except with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, none of the Companies shall enter into any contract, agreement or understanding that, if in existence on the date hereof, would constitute a Material Contract or, change, waive or otherwise modify or terminate any Material Contract; provided that the Companies shall be permitted to agree to changes or modifications to agreements for the supply of coal of to the extent such changes or modifications are of a nature that are in the ordinary course of business and are not materially adverse to any of the Companies;

                  (xi) None of the Companies shall (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or (B) waive, release or transfer any rights of material value, in each case of (A) or (B), other than in the ordinary course of business;

                  (xii) None of the Companies shall settle or compromise any action, claim, case, litigation, proceeding or investigation by or before any Governmental Authority or arbitration tribunal (whether or not commenced prior to the date of this Agreement) other than any settlement or compromise relating to any matter (other than a matter relating to or affecting Tax which is governed by (ix) above) that involves a non-material monetary payment or a non-monetary obligation or restriction that does not restrict or adversely affect in any manner the conduct of the business or operation of any Company;

                  (xiii) None of the Companies shall enter into any new line of business in which any Company is not engaged as of the date hereof;

                  (xiv) None of the Companies shall enter into any transaction, agreement or arrangement with Seller Parent, Seller or any of their respective Affiliates (other than any Company);

                  (xv) Except (i) with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, or (ii) where such expenditure is required in the best interest of the Companies (in the reasonable judgment of Seller) in cases where time is of the essence in order to respond to events adversely affecting the Companies' operations not foreseen in the Capital Expenditure Budget, and which such expenditures do not exceed US$75,000 individually or US$375,000 in the aggregate, and prompt notice of such expenditure is given to Buyer, none of the Companies shall incur or commit to make capital expenditures, other than in accordance with the Capital Expenditure Budget; and

                  (xvi) None of the Companies shall authorize or enter into an agreement or commitment to do any of the foregoing.

                  5.2 Access to Books and Records; Cooperation. Seller Parent and Seller shall cause each Company to afford Peabody's and Buyer's officers, employees, accountants, counsel and other authorized representatives, including representatives of any Persons providing financing to Peabody or Buyer in connection with the Transactions contemplated hereby, access during normal business hours throughout the period from the date hereof to the Closing or the date of termination of this Agreement, to it and its properties, contracts, commitments, books and records (but, in the case of Tax Returns, only to the portion of Tax Returns related to or relevant to the determination of Tax liability for a Post-Closing Tax Period or Straddle Period of, any of the Companies) and to cause its representatives to furnish promptly to Buyer such additional financial and operating data and other existing information as to its business and properties as Buyer or its duly authorized representatives may from time to time reasonably request. In the event that Seller determines that disclosure of any such information would be in violation of applicable Laws or the provisions of any confidentiality agreement to which Seller or any Company is a party, Seller Parent, Seller, Peabody and Buyer will use their best efforts to institute appropriate substitute disclosure arrangements that do not violate any such Laws or confidentiality obligations, to the extent reasonable under the circumstances. Unless otherwise required by Law and until the Closing Date, Peabody and Buyer will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

                  5.3 Tax Matters. (a) Tax Indemnity. Notwithstanding any other provision in this Agreement and any disclosures made in the Schedules, (i) Seller Parent shall indemnify Peabody and Buyer and their respective Affiliates (including each Company) and each of their respective officers, directors, employees, stockholders, agents and other representatives and hold them harmless from (A) all liability for Taxes of each Company for the Pre-Closing Tax Period and for the portion of the Straddle Period beginning prior to the Closing Date and ending on the Closing Date, as allocated to the Seller in accordance with Section 5.3(a)(iii) below, (B) all liability for Taxes for any Pre-Closing Tax Period and for the portion of the Straddle Period beginning prior to the Closing Date and ending on the Closing Date, as allocated to the Seller in accordance with Section 5.3(a)(iii) below, of Seller Parent, Seller or any other person (other than any of the Companies) with whom any Company joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, by reason of the liability of any Company pursuant to Treasury Regulation
Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (C) all liability for Taxes of any Person (other than any of the Companies) imposed on any Company as a transferee or successor, by contract or pursuant to any law, rule or regulation (including under the CA Tax Sharing Agreement) for any Pre-Closing Tax Period and for the portion of the Straddle Period beginning prior to the Closing Date and ending on the Closing Date, as allocated to the Seller in accordance with Section 5.3(a)(iii) below, (D) any loss, liability, claim, damage, or expense attributable to any breach of any warranty or representation contained in Section 3.13 (relating to Taxes), notwithstanding any materiality qualifiers, or any breach by Seller Parent, Seller, or any of their respective Affiliates (other than, after the Closing, any of the Companies) of any covenant contained in Section 5.1(b)(ix) of this Agreement (relating to Taxes); provided, however, that matters listed or disclosed on Schedule 3.13 shall be taken into account in determining whether or not a breach of a representation or a warranty contained in Section 3.13 has occurred, (E) all liability for Taxes arising (as a result of the recognition by Seller Parent, Seller or any Company (or any current Affiliate thereof)) of any "deferred intercompany gain" or "excess loss account" by reason of the sale of the Shares or of any gain on the sale of the Shares, (F) all liability for Taxes resulting from the Section 338(h)(10) Election (defined below) (or any comparable elections under state or local Tax law) contemplated by Section 5.3(i) of this Agreement, and (G) all liability for reasonable legal, accounting, appraisal, consulting or similar fees and expenses for any item attributable to any item in clause (A), (B), (C), (D), (E) or (F) above, provided, however, that in the case of clauses (A), (B), (C), (D), (E), (F) and
(G) above, Seller Parent shall be liable only to the extent that such Taxes (and other related amounts), reduced by any amount recovered by Buyer or Peabody (or any Affiliate thereof) in respect of such Taxes and amounts from third parties who are not Affiliates of Buyer or Peabody, are in excess of the amount, if any, reserved for such Taxes or reflected as an accrued Tax liability on the Final Closing Balance Sheet (other than an accrued Tax liability with respect to deferred Income Taxes).

                  Notwithstanding the foregoing, the foregoing indemnity shall not extend to any Tax or other amount to the extent that it arises as a result of one or more of the following: (i) any representation or warranty by any of Buyer or Peabody under this Agreement being incorrect in any respect, (ii) the failure by any of Peabody or Buyer (or any Affiliate thereof) to perform or observe in any respect its obligations under, or any covenant or condition in, this Agreement, or (iii) the willful misconduct or the gross negligence of any of Peabody, Buyer or any Affiliate thereof.

                  (ii) Peabody and Buyer, jointly and severally, shall, and after the Closing shall cause each Company to, indemnify Seller Parent, Seller and their respective Affiliates and each of their respective officers, directors, employees, stockholders, agents and other representatives and hold them harmless from all liability for Taxes of any Company for any taxable period ending after the Closing Date (except that in the case of a Straddle Period, Peabody's and Buyer's indemnity will cover only such Taxes that are allocated to the portion of the Straddle Period beginning after the Closing Date pursuant to
         Section 5.3(a)(iii) below) and all loss, claim, damage, or expense (including reasonable legal, accounting, appraisal, consulting or similar fees and expenses) attributable to such Taxes.

                  (iii) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

                           (A) real, personal and intangible property Taxes
                  ("Property Taxes") of each of the Companies for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes imposed in respect of real, personal and intangible property owed by such Company on or prior to the Closing Date for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                           (B) The Taxes of each of the Companies (other than
                  Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Closing Date.

                  (b)      Tax Claims.

                  (i) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an indemnified person, one of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 5.3 (a "Tax Claim"), then such indemnified person shall promptly give notice to the indemnifying person in writing of such claim and of any counterclaim the indemnified person proposes to assert, provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying person has been actually prejudiced as a result of such failure. If notice is given to an indemnifying person of the assertion of any Tax Claim and the indemnifying person, if entitled to control the defense of such Tax Claim under this Section 5.3, does not, within thirty (30) Business Days after the indemnified person's notice is given, assume the defense of such Tax Claim, then the indemnified person may, unless and until such indemnifying person assumes control of such Tax Claim, in good faith, pay any Tax asserted against such indemnified person under such Tax Claim, in which case, such indemnifying person shall advance (together with any advance under Section 5.3(b)(v) hereto, an "Advance") the amount of such Tax payment (or if lesser, the portion of such amount indemnifiable by it in respect of such Tax Claim under Section 5.3 hereto) to the indemnified person on an interest free basis within 5 Business Days after a written demand for such amount and proof of payment of such amount is provided to the indemnifying person by such indemnified person; provided, however, that under no circumstances shall an Advance be repayable in an amount in excess of the amount of refund (including any interest thereon) received from the relevant Taxing Authority or credited against or offset against any Tax liability of any indemnified person or any Affiliate thereof to which the Advance relates.

                  (ii) With respect to any Tax Claim relating to a Pre-Closing Tax Period, Seller Parent shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and settle or comprise any such Tax Claim, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that (i) Seller Parent shall provide Buyer with a timely and reasonably detailed account of each stage of the proceedings related to such Tax Claim, and that (ii) Seller Parent shall not settle, compromise or abandon any such Tax Claim in a manner that would adversely affect Buyer and its Affiliates after the Closing Date without obtaining the prior written consent of Peabody and Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) Peabody and Buyer shall have the right to retain separate counsel at their sole cost and expense and to reasonably participate in the aspects of the prosecution or defense of such Tax Claim that have material relevance to the Tax liabilities of Buyer and its Affiliates for any Post-Closing Tax Period.

                  (iii) Seller Parent and Seller, on the one hand, and Peabody and Buyer, on the other hand, shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of any Company for a Straddle Period. None of Seller Parent, Seller, Peabody, Buyer or any Company shall settle, compromise or abandon any such Tax Claim without the prior written consents of both Peabody and Seller Parent, which consents shall not be unreasonably withheld, conditioned or delayed.

                  (iv) Peabody and Buyer shall control all proceedings with respect to any Tax Claim relating to a Post-Closing Tax Period, and shall (i) defend against such Tax Claim diligently and in good faith,
         (ii) provide the Seller Parent and Seller with a timely and reasonably detailed account of each stage of the proceedings related to such Tax Claim, (iii) provide Seller Parent and Seller with the right to reasonably participate in the defense of such Tax Claim at their expense, and (iv) not settle, compromise or abandon any such Tax Claim that would adversely affect Seller Parent, Seller or any of their respective Affiliates without obtaining the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (v) If requested by the indemnifying person (or persons) controlling the defense of a Tax Claim, each indemnified person shall permit each indemnifying person to contest in its name or in the name of such indemnified person, the validity, applicability and amount of such Tax Claim, by (i) resisting payment thereof, (ii) requesting the indemnified person not to pay the same except under protest, if protest be necessary or proper, or (iii) if payment is made, cooperating so that the indemnifying person may seek a refund thereof in appropriate administrative and judicial proceedings, provided, however, that if such requested contest, as a prerequisite thereto, shall require the payment of such asserted Tax Claim, each indemnifying person shall provide an

         Advance in the amount of such requested payment (or if lesser, the portion of such amount indemnifiable by it in respect of such Tax Claim under Section 5.3 hereto) to the indemnified person on an interest free basis; provided, however, that under no circumstances shall an Advance be repayable in an amount in excess of the amount of refund (including any interest thereon) received from the relevant Taxing Authority or credited against or offset against any Tax liability of any indemnified person or any Affiliate thereof to which the Advance relates.

                  (vi) Peabody, Buyer, each Company, and each of their respective Affiliates on the one hand, and Seller Parent, Seller and their respective Affiliates on the other, shall (and Peabody and Buyer shall cause each Company to) reasonably cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                  (c)      Tax Returns and Elections.

                  (i) Seller Parent shall cause the common parent of the consolidated group with which the Companies currently file a consolidated federal Income Tax Return (the "Common Parent") to include the income of each Company (including any deferred items triggered by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the Common Parent's consolidated federal Income Tax Returns for all periods through the Closing Date and pay any federal Income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller Parent and Buyer, as applicable, shall cause each Company to join in the Common Parent's consolidated federal Income Tax Return. Seller Parent and Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Company with respect to all taxable periods ending on or before the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Buyer shall have the right to review and comment on the portion of any such Tax Return (other than Income Tax Returns) relating to any of the Companies.

                  (ii) For any Straddle Period of any Company, Buyer shall (and Peabody shall cause Buyer to) timely prepare and file in a manner consistent with the Companies' prior practice with the appropriate Taxing Authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns, provided, however, that Seller Parent and Seller shall pay to Buyer, at least two (2) Business Days prior to the date on which such Tax payment is due to the relevant Taxing Authority, the portion of such Tax allocated to a Pre-Closing Tax Period pursuant to Section 5.3(a)(iii) and which would be owed by Seller Parent pursuant to Section 5.3(a) with respect to the taxable periods covered by such Tax Returns reduced by any amount recovered by Buyer or Peabody (or any Affiliate thereof) in respect of such Taxes and amounts from third parties who are not Affiliates of Buyer or Peabody, to the extent such Taxes are in excess of the amount, if any, reserved for such Taxes or reflected as an accrued Tax liability on the Final Closing

         Balance Sheet (other than an accrued Tax liability with respect to deferred Income Taxes); provided, further, that no such Tax Return shall be filed without the prior written consent of Seller Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Peabody, Buyer, Seller Parent and Seller agree to cause each Company to file all Tax Returns for any Straddle Period, to the extent permissible under applicable law, on the basis that the relevant taxable period ended as of the Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis.

                  (iii) Seller Parent and Seller shall file to the extent required under applicable law, and may file to the extent they determine, upon their sole discretion, advisable or beneficial, any amended, consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date; provided, however, that Buyer shall have the right to review and comment on the portion of any such Tax Return (other than Income Tax Returns) relating to any of the Companies. For those jurisdictions in which separate Tax Returns are filed by any Company, any such amended Tax Returns shall be prepared by Seller Parent and Seller and furnished to such Company for signature at least 30 days prior to the due date (taking into account any applicable extension) for filing such Tax Returns and, without Buyer's written consent (which consent shall not be unreasonably withheld, conditioned or delayed), no such Tax Return shall be filed if such Tax Return would have an adverse effect on Peabody, Buyer, or any of the Companies for any Post-Closing Tax Period.

                  (iv) At Seller Parent's request, Peabody and Buyer shall cause each of the Companies (or any successor thereof) to make or join with Seller (or any other member of the Affiliated Group) in making any election if the making of such election does not have an adverse effect on Buyer (or any of its Affiliates) for any Post-Closing Tax Period or the portion of Straddle Period beginning after the Closing Date.

                  (v) Any failure by a party seeking indemnification to meet the requirements of this Section 5.3(c) shall not affect any indemnity obligation of the indemnifying person in favor of such party seeking indemnification under this Section 5.3 except to the extent that the indemnifying person demonstrates that the amounts (or any portion thereof) for which the indemnified person is seeking indemnification under this Section 5.3 resulted by reason of the indemnified person's failure to meet the requirements of this Section 5.3.

                  (d) Survival. Notwithstanding anything herein to the contrary, the representations and warranties provided in Section 3.13 , the covenants provided in Section 5.1(b)(ix) and all the obligations and claims under this Section 5.3 shall expire ninety (90) days after the expiration of the applicable statute of limitations.

                  (e) Cooperation. Seller Parent, Seller, Peabody and Buyer shall (and Peabody and Buyer shall cause each Company to) reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Taxes and Tax Returns, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Taxes and Tax Returns.

                  (f) Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes received by any Company (or any of its respective Affiliates before or after the Closing, including Peabody and Buyer), or with respect to which the Company (or any of its respective Affiliates before or after the Closing, including Peabody and Buyer) realizes a benefit that relates to any Pre-Closing Tax Period of any Company shall be for the account of Seller Parent except to the extent the amount of such refund, offset or credit has been accrued on the Final Closing Balance Sheet as an asset. To the extent a refund for a Pre-Closing Tax Period has been accrued as an asset on the Final Closing Balance Sheet, such refund shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes received by any Company (or any of its respective Affiliates before or after the Closing, including Peabody and Buyer), or with respect to which the Company (or any of its respective Affiliates before or after the Closing, including Peabody and Buyer) realizes a benefit that relates to any Post-Closing Tax Period of any Company shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes received by any Company (or any of its respective Affiliates before or after the Closing, including Peabody and Buyer), or with respect to which the Company (or any of its respective Affiliates before or after the Closing, including Peabody and Buyer) realizes a benefit that relates to any Straddle Period of any Company shall be equitably apportioned between Seller Parent and Buyer in a manner similar to the method described in
Section 5.3(a)(iii); provided, that, with respect to refunds allocated to a Pre-Closing Tax Period of such Straddle Period, such refunds shall not be for the account of the Seller Parent to the extent such refunds have been accrued as an asset on the Final Closing Balance Sheet.

                  Notwithstanding the foregoing paragraph, to the extent any such refund, credit or offset of Taxes is (A) (i) allocated to Seller Parent,
(ii) payable to a customer of any Company pursuant to an agreement between the customer and such Company entered into on or prior to Closing and (iii) in respect of an obligation for which no liability was accrued on the Final Closing Balance Sheet or (B)(i) allocated to Buyer, (ii) payable to a customer of any Company pursuant to an agreement between the customer and such Company entered into on or prior to Closing and (iii) in respect of an obligation for which a liability was accrued on the Final Closing Balance Sheet, then such refund instead shall be paid to such customer.

         Each party shall forward, and shall cause its Affiliates to forward, to the party (or to the customer, as the case may be) entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 30 days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be. Upon reasonable request by, and at the expense of, Seller Parent, Buyer shall prepare and file, or cause to be prepared and filed, all claims for refunds that are for the account of Seller Parent, to the extent that such claims for refund would not have an adverse effect on Buyer or any Affiliate thereof for any Tax period (or a portion thereof) beginning after the Closing Date, and the provisions of Sections 5.3(b)(ii) and (vi) shall apply, with the necessary modifications, with respect to any proceedings relating to such tax claims; provided, however, that Buyer shall have no such obligation to prepare and file a claim for refund that is for the account of Seller Parent unless, upon Buyer's request and Seller

Parent's expense, Seller Parent delivers to Buyer an opinion of counsel from a nationally recognized law firm that there is a reasonable basis for the position taken with respect to claim for refund.

                  Notwithstanding anything herein to the contrary, in respect of each refund, credit, or offset of Taxes accrued as an asset on the Final Closing Balance Sheet, Buyer shall be entitled to receive from Seller Parent (within five (5) Business Days after Seller Parent's receipt of notice from Buyer regarding the occurrence of any of the following events) the amount by which such refund, credit, or offset of Taxes is, after the Closing Date, (i) reduced or denied by an applicable Taxing Authority (x) by a "final determination" (within the meaning of Section 5.3(l) hereto, with the necessary modifications) of such denial or reduction or (y) by Seller Parent's failure, within thirty
(30) Business Days after the indemnified person's notice is given, to assume the defense of such Tax Claim, if notice is given to the Seller Parent of the assertion of any Tax Claim with respect to such refund, credit or offset and if Seller Parent is entitled to control the defense of such Tax Claim under Section 5.3, (ii) reduced by application of such refund to actually offset and reduce a liability for Taxes of any Company for the Pre-Closing Tax Period or for the portion of the Straddle Period beginning prior to the Closing Date and ending on the Closing Date, as allocated to Seller Parent in accordance with Section 5.3(a)(iii) hereto, to the extent that such liability for Taxes was not accrued on the Final Closing Balance Sheet, or (iii) not realized by the Companies, Buyer or Peabody (or any Affiliate of any of the foregoing) due to a determination that it is payable to a customer of any Company pursuant to an agreement between the customer and such Company entered into on or prior to Closing or owed to a Person pursuant to a Tax sharing or reimbursement agreement between such Person and such Company entered into on or prior to Closing, to the extent that such liability to the customer or such Person was not accrued on the Final Closing Balance Sheet, upon the payment of such amount to the customer or such Person. For purposes of this Section 5.3(f), a refund shall include any interest thereon. For the avoidance of doubt, to the extent Seller Parent has reimbursed (pursuant to this paragraph) Buyer for a refund that has been accrued on the Final Closing Balance Sheet and Buyer, Peabody, or any Affiliate of the foregoing (including the Companies) subsequently receives such refund (or any portion thereof) from the relevant Taxing Authority, Buyer shall promptly pay over to Seller Parent such refund (or portion thereof) to the extent Seller Parent has reimbursed or indemnified Buyer under this Section 5.3(f).

                  If Buyer receives a refund from a Taxing Authority and pays such amount to Seller Parent pursuant to the terms of this Section 5.3(f) and Seller was under an obligation to pay such refund over to a third party under a Tax sharing or reimbursement agreement, Seller Parent shall indemnify Buyer against any loss (reduced by the amount of any liability accrued on the Final Closing Balance Sheet in connection with such obligation) suffered as a result of a claim by such third party to be paid such refund under such Tax sharing or reimbursement agreement against Buyer.

                  Notwithstanding anything herein to the contrary, in respect of any amount reserved for Taxes or accrued as a liability for Taxes (other than accruals for deferred Income Taxes) on the Final Closing Balance Sheet ("tax reserve"), Seller Parent shall be entitled to receive from Buyer or Peabody the amount by which any such tax reserve is in excess of the Tax liability (if any) for which such tax reserve was reserved or accrued, upon a "final determination" (within the meaning of Section 5.3(l) hereto, with the necessary modifications) of such Tax liability or upon the expiration of the applicable statute of limitations relating to such Tax liability (or potential Tax liability), and Buyer or Peabody shall pay such excess amount to Seller Parent within five (5) Business Days after Buyer and Peabody's receipt of notice from Seller Parent regarding the occurrence of such "final determination" or expiration of the applicable statute of limitations.

                  (g) Tax Sharing Agreements. (i) Seller Parent and Seller shall cause the provisions of any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements) between Seller Parent, Seller or any of their respective Affiliates (other than any of the Companies), on the one hand, and any of the Companies, on the other hand, to be terminated on or before the Closing Date and to have no further effect. (ii) It is understood that the Tax Sharing and Indemnification Agreement between Cyprus Amax Mineral Company, Amax Energy, Inc., Cyprus Amax Coal Company and Seller, dated June 30, 1999 (the "CA Tax Sharing Agreement") will not terminate upon the Closing, and after the Closing, upon Seller Parent's request, the Companies shall, and Buyer and Peabody shall cause the Companies (and any Affiliate thereof) to, cooperate with Seller Parent and Seller and take (or refrain from taking) any action (including the preparation or filing of a Tax Return) reasonably necessary to satisfy Seller's, Seller's Affiliates', Buyer's, Buyer's Affiliates', or any of the Companies' obligations and responsibilities (including the obligations and responsibilities of Cyprus Amax Coal Company assumed by Seller) with respect to or in connection with any Company under the CA Tax Sharing Agreement (including the transfer of Tax refunds to other persons under such agreement); provided however, that Buyer shall not be required to take (or refrain from taking) any action (or cause any of the Companies to take (or refrain from taking) any action) unless Buyer is reimbursed by Seller Parent for any expense Peabody, Buyer, the Companies or any of their respective Affiliates incurs by taking (or refraining from taking) such action.

                  (h) Transfer Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) ("Transfer Taxes") arising out of or incurred in connection with this Agreement shall be borne equally by Peabody and Buyer, on the one hand, and Seller Parent and Seller, on the other hand. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return. Buyer and Seller Parent shall have the right to review and comment on each such Tax Return and no such Tax Return will be filed without the prior written consents of both Buyer and Seller Parent (which consents shall not be unreasonably withheld, conditioned or delayed).

                  (i) Section 338(h)(10) Election. Seller and Buyer shall (and Seller Parent and Peabody, as applicable, shall cause Seller and Buyer to) join in timely making an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign Tax law) (collectively, the "Section 338(h)(10) Election") with respect to the sale of all of the Shares of the Companies, and Seller and Buyer shall (and Seller Parent and Peabody, as applicable, shall cause Seller and Buyer to) cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provision. For the purpose of making the
Section 338(h)(10) Election, on or prior to the Closing Date, Buyer and the Seller each shall execute five copies of Internal Revenue Service Form 8023 (or successor form) for each Section 338(h)(10) Election with respect to each Company. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller Parent for its review and consent, the allocation of the Purchase Price and the Liabilities of the Companies (plus other relevant items) among the Shares and the assets of the Companies in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (the "Section 338 Allocation"). Seller Parent and Buyer shall negotiate in good faith to resolve any disputed items within 30 days of receipt by Seller Parent. If Seller Parent and Buyer are unable to agree on the Section 338 Allocation within 30 days, Seller Parent and Buyer shall request the Neutral Auditor to decide the allocation of any disputed items. The cost of any such firm shall be borne equally by the Buyer and Seller Parent. Neither Seller nor Buyer (nor any of their respective Affiliates) shall take any position on any Tax Return with any Taxing Authority that is inconsistent with such allocation.

                  (j) FIRPTA. Seller shall (and Seller Parent shall cause Seller to) deliver to Buyer at the Closing a duly executed and acknowledged certificate of non-foreign status described in Treasury Regulation Section 1.1445-2(b)(2) (a "FIRPTA Certificate").

                  (k) Exclusivity. Notwithstanding any other provision of this Agreement, any matter related to Taxes shall be governed solely by Sections 3.15, 5.1(b)(ix) and 5.3.

                  (l) Timing of Payment. Any amount due and payable to any party pursuant to this Section 5.3, shall be paid within thirty (30) days after receipt of a written demand therefor from the person seeking indemnification pursuant to this Section 5.3 accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided, however, that if such indemnified amount relates to Taxes or any other amount payable by the indemnified person to a third party, such indemnified amount need not be paid by the indemnifying person prior to the date on which such Tax or other amount is actually paid to the appropriate Taxing Authority or other person and a proof of payment of such amount is provided to the indemnifying person.

                  Notwithstanding anything herein to the contrary (other than Section 5.3(b)(i) and Section 5.3(b)(v)) in this Agreement, any indemnification liability of the indemnifying person under this Section 5.3 with respect to Taxes shall become due and payable only upon a final determination of the liability of the indemnified person for such Taxes and any amounts owed to the indemnified person under this Section 5.3 with respect to Taxes shall be paid after such final determination as set forth above. A "final determination" shall be deemed to occur with respect to any liability for Taxes when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the indemnified person (i.e., all allowable appeals have been exhausted or the time period within which such appeals may be filed has expired), (ii) there is a closing agreement made under Section 7121 of the Code (or any analogous provision under the laws of any other jurisdiction) binding in respect of the indemnified person or other administrative settlement with the Internal Revenue Service or other governmental authority, (iii) the time for instituting a claim for refund in respect of the indemnified Taxes has expired, or, if a claim was filed, the time for instituting suit with respect thereto has expired, or (iv) the Taxes are paid, and, pursuant to a written agreement between the Seller Parent and the Buyer, no claim for refund is filed, and no other contest of such Taxes is made. Upon a final determination of a Tax Claim as to which an Advance has been made by an indemnifying person, such Advance shall be offset against the full indemnified amount then due by such indemnifying person to the indemnified person pursuant to Section 5.3 hereto by reason of such Tax Claim, if any, and the remainder of such Advance, if any, shall be paid by the indemnified person to such indemnifying person within five (5) Business Days of such final determination, provided, however, that under no circumstances shall an Advance be repayable in an amount in excess of the amount of refund (including any interest thereon) received from the relevant Taxing Authority or credited against or offset against any Tax liability of any indemnified person or any Affiliate thereof to which the Advance relates.

                  5.4 Employees; Benefit Plans. (a) Except as otherwise provided in this Section 5.4, during the period from the Closing Date through December 31, 2004 (the "Benefit Continuation Period"), Buyer, to the extent permitted by applicable Law, shall (and Peabody shall cause Buyer to), or shall cause its Affiliates to, provide each Transferred Employee (as defined below) with employee benefits and other compensation arrangements that are no less favorable in the aggregate than the employee benefits provided by Seller and its affiliates under the Company Plans to their similarly situated employees (excluding retiree welfare benefits); provided, however, that, during the Benefit Continuation Period, Buyer shall (and Peabody shall cause Buyer to) provide the Transferred Employees who become eligible or who are already eligible with retiree medical benefits that are no less favorable than those retiree medical benefits provided by Seller under the Company Plans immediately prior to the Closing. For purposes of this Agreement, "Transferred Employee" shall mean an active employee (including, for the avoidance of doubt, any employee on leave due to long-term disability) of any of the Companies immediately prior to the Closing who becomes an employee of the Buyer as of the Closing.

                  (b) Buyer shall (and Peabody shall cause Buyer to) give each Transferred Employee full credit for purposes of eligibility to participate and vesting under employee benefit plans or arrangements maintained by Buyer in which the Transferred Employee participates on or after Closing for such years of service of the Transferred Employee with Seller or any Affiliate, to the same extent recognized by Seller immediately prior to the Closing Date, except to the extent such credit would result in an unintended duplication of benefits.

                  (c) To the extent permitted by applicable Law, Buyer shall (and Peabody shall cause Buyer to), or shall cause its Affiliate to (A) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans of the Buyer in which such Transferred Employees may be eligible to participate on or after the Closing Date, but only to the extent such condition, exclusion or period was satisfied or otherwise inapplicable to each such Transferred Employee under the applicable Company Plan immediately prior to the Closing and (B) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to and during the calendar year of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans of Buyer that any such Transferred Employee may be eligible to participate in on or after the Closing Date.

                  (d) Effective as of the Closing Date, Buyer shall (and Peabody shall cause Buyer to) designate or establish a qualified defined benefit plan (the "Buyer Pension Plan") for the benefit of the current and former employees of the Companies who participate in the Retirement Plan for Certain Hourly Employees of RAG American Coal Company and the Retirement Plan for Salaried Employees of RAG American Coal Company (the "Seller Pension Plans") (the "Participants"). The Buyer Pension Plan shall, with respect to the each Participant, at least until December 31, 2004, have terms and conditions that are substantially identical to the terms and conditions under the Seller Pension Plans, as applicable, as of the Closing Date. The Participants shall be listed on a statement referencing this Section 5.4(d), which Seller shall deliver to Buyer as soon as practicable after the date of this Agreement (but in no event later than the Closing Date). On or as soon as practicable after the Closing Date, but in no event more than 40 days after the Closing Date ("Transfer Date"), Seller shall (and Seller Parent shall cause Seller to) cause the trustee of the trust holding the assets of the Seller Pension Plans (the "Seller Pension Trust") to transfer assets in cash or, to the extent agreed by Buyer, marketable securities, equal to the Transfer Amount (as hereinafter defined) to the Peabody Holding Company, Inc. Master Trust (the "Buyer Pension Trust") in respect of the Buyer Pension Plan. In addition, prior to the Transfer Date, Seller and Buyer shall (and Seller Parent and Peabody, as applicable, shall cause Seller and Buyer to) provide each other with evidence reasonably satisfactory to the other that each of the Seller Pension Plans or the Buyer Pension Plan, as applicable, is qualified under Section 401(a) of the Code and that the Seller Pension Trust or the Buyer Pension Trust, as applicable, is qualified under Section 501 of the Code. For purposes of this
Section 5.4(d), the "Transfer Amount" shall be the assets allocable to the Participants as of the Closing Date, determined as provided in Section 414(l) of the Code and regulations promulgated thereunder, using the assumptions set forth in the report from Towers Perrin (the "Towers Perrin Report") to Mr. Frank J. Wood with the title "Allocation of Plan Liabilities on an ERISA 4044 Basis for Twentymile Sale", dated February 17, 2004, after application of the allocation rules of Section 4044 of ERISA (such Transfer Amount shall be as agreed upon by the Seller's actuary and the Buyer's actuary), plus (B) interest accruing from the Closing Date through the Transfer Date on the Transfer Amount using the rate paid on a 90-day Treasury Bill on the auction date coincident with or immediately preceding the Closing Date, minus (C) any payments made to or in respect of the Participants pursuant to the Seller Pension Plan. Subject to the transfer of the Transfer Amount to the Buyer Pension Trust on the Transfer Date, in consideration for the Transfer Amount, Buyer shall, effective as of the Transfer Date, assume all of the obligations of Seller in respect of benefits accrued by the Participants under the Seller Pension Plans (exclusive of amounts paid prior to the Transfer Date). Buyer shall not assume any other obligations or liabilities arising under or attributable to the Seller Pension Plans and Seller Pension Trust. For purposes of this paragraph, "evidence reasonably satisfactory" to a party of a plan's qualification under Section 401(a) of the Code and a corresponding trust's qualification under Section 501(a) of the Code shall include a favorable determination letter from the Internal Revenue Service as to such status, as the plan and trust are currently in effect (including any required changes thereto), or (if no such letter has been requested or received), an opinion of counsel, which states that such plan and trust in form comply with the applicable requirements of the Code and a commitment that the party will make any changes required by the Internal Revenue Service to receive a favorable determination letter. Buyer shall preserve for the Participants under the Buyer Pension Plan protected benefits, including the lump sum benefit option, to the extent required by Section 411(d)(6) of the Code with respect to benefits of the Participants accrued under the Seller Pension Plans on or prior to the Closing Date, which accrued benefits are transferred to the Buyer Pension Plan. Seller and Buyer, as applicable, shall timely file any forms required by the

Internal Revenue Service (e.g., Form 5310) or other governmental agency as a result of the foregoing transfer provisions.

                  (e) As of or as soon as practicable following the Closing, Buyer shall (and Peabody shall cause Buyer to) establish or designate a defined contribution plan to which the Transferred Employees may roll over their full account balances under the Seller's qualified contribution plan, including outstanding plan loans thereunder, subject to the terms and conditions of the plan established or designated by Buyer.

                  (f) As soon as practicable following the date hereof (but in no event later than the Closing), Seller shall (and Seller Parent shall cause Seller to) deliver to Buyer a statement referencing this Section 5.4(f) setting forth (i) a list of all of the Former Shoshone Employees and identifying which Former Shoshone Employees are entitled to receive benefits under the Seller Pension Plans, retiree healthcare benefits, black lung benefits, long-term disability benefits and workers compensation benefits and (ii) to the extent not included in clause (i), a list of all current and former employees of each Company who participate in any Seller Pension Plan as of the date of such statement (which date shall be a date prior to the Closing Date).

                  (g) Peabody and Buyer shall bear their own expenses and the expenses of their respective Affiliates in connection with the administration of pension benefits, retiree healthcare benefits, black lung benefits, workers compensation benefits and long-term disability benefits of the Former Shoshone Employees.

                  5.5 Further Actions. (a) Peabody, Buyer, Seller Parent, and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and cooperate with each other to do so, including, without limitation, obtaining as promptly as practicable all Consents necessary in order to consummate the transactions contemplated by this Agreement.

                  (b) Seller Parent, Seller, Peabody and Buyer shall (i) take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the Competition Laws, (ii) respond as promptly as practicable to any inquiries received from any other Governmental Authority for additional information or documentation under the Competition Laws and (iii) respond as promptly as practicable to all inquiries and requests received from any Governmental Authority with jurisdiction over the transactions contemplated hereby (or any part thereof) in connection therewith. Seller Parent, Seller, Peabody and Buyer shall use their reasonable best efforts to resolve such objections, if any, as maybe asserted with respect to the sale and purchase of the Shares contemplated hereby under any Competition Laws by any Governmental Authorities with regulatory jurisdiction over the enforcement of such Competition Laws; provided that in no event shall Peabody, Buyer or any of their respective Affiliates have any obligation to dispose of, hold separate or otherwise restrict its enjoyment of any of their respective assets or properties (including any Company following the Closing).

                  (c) Seller Parent and Seller shall give prompt written notice to Peabody and Buyer of the occurrence of any Companies Material Adverse Effect. At all times prior to the Closing, (i) Seller Parent and Seller will promptly notify Peabody and Buyer in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in
ARTICLE VII to be satisfied, promptly upon any of them becoming aware of the same and (ii) Peabody and Buyer will promptly notify Seller Parent and Seller in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in ARTICLE VI to be satisfied, promptly upon any of them becoming aware of the same.

                  5.6 Further Assurances. Following the Closing, Seller Parent, Seller, Peabody and Buyer will from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller Parent and Seller, on the one hand, or Peabody and Buyer, on the other hand, as applicable, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

                  5.7 Closing Balance Sheet. The Closing Balance Sheet to be delivered by Seller shall reflect, reserve or disclose all Liabilities of the Company and its Subsidiaries required by GAAP to be so reflected, reserved or disclosed.

                  5.8 Nonsolicitation. (a) Seller Parent and Seller agree that for a period of one (1) year after the Closing Date, they will not, and they will cause each of their Affiliates not to, (a) entice, induce or attempt to cause (other than pursuant to general advertising not directed to such employees), any executive, officer or other key employee of any Company to terminate his or her employment with any Company or (b) employ any such executive officer or other key employee; provided, however, that the foregoing restrictions shall not be applicable with respect to any Person whose employment with Peabody or Buyer or their subsidiaries (including, after the Closing, any Company) has been terminated by Peabody or Buyer or their subsidiaries (including after the Closing, any Company) prior to such solicitation or employment.

                  (b) Except as may otherwise be agreed to by the parties, Peabody and Buyer agree that for a period of one (1) year after the Closing Date, they will not, and they will cause each of their Affiliates not to, (a) entice, induce or attempt to cause (other than pursuant to general advertising not directed to such employees), any executive, officer or other key employee of RAG American Coal Holding, Inc. or any of its subsidiaries (other than the Companies) or (b) employ any such executive officer or other key employee; provided, however, that the foregoing restrictions shall not be applicable with respect to any such Person whose employment with RAG Coal Holding, Inc. or its subsidiaries has been terminated by RAG American Coal Holding, Inc. or its subsidiaries prior to such solicitation or employment.

                  (c) Each of Seller Parent and Seller, on the one hand, and Peabody and Buyer, on the other hand, hereby agrees that any remedy at law for any breach by it or its Affiliates of this Section 5.8 would be inadequate, that the non-breaching party or parties shall be entitled to injunctive or other equitable relief in such case in addition to any other right such non-breaching party or parties may have, whether at law or in equity. If it is ever held that any part of any of the covenants of this Section 5.8 is too broad to permit enforcement of such covenants to their fullest extent, each of Seller Parent and Seller, on the one hand, and Peabody and Buyer, on the other hand, hereby agrees that a court of competent jurisdiction is hereby authorized and directed to enforce such covenants to the maximum extent permitted by law, and each such party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenants. Seller Parent, Seller, Peabody and Buyer each acknowledge that in relation to this Agreement and in particular this clause it has received legal advice or has had the opportunity of obtaining legal advice.

                  5.9 Competing Transaction; Return of Confidential Information. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of Seller Parent, Seller or any of their Affiliates or their respective representatives shall, directly or indirectly (i) solicit or encourage the submission of any inquiries, indications of interest, proposals or offers from any Person other than Peabody and Buyer (collectively, "Third Parties"), concerning the sale of any equity securities or all or any substantial part of the assets of any Company to, or any merger or other business combination transaction involving any Company with, any such Third Party (a "Competing Transaction") or (ii) participate with any Third Party in any discussions or negotiations regarding, or enter into any agreements with any Third Party relating to, a Competing Transaction with such Third Party, or provide any information concerning any Company to any Third Party with respect to a Competing Transaction with such Third Party, including any Third Parties that Seller Parent, Seller, or any of their Affiliates or representatives had conducted negotiations with prior to the date of this Agreement. Seller Parent and Seller will promptly notify Peabody and Buyer, after the receipt by Seller Parent or Seller or any of their Affiliates, from a third party other than Peabody and Buyer, of any bona fide written proposal for a Competing Transaction, of the principal terms of such proposal, excluding the identity of any party thereto, any party on whose behalf such proposal is delivered or the identity of any of their respective representatives.

                  (b) Seller Parent and Seller shall instruct each Third Party to whom either delivered confidential information in connection with a Competing Transaction or other possible sale of any Company to (i) return to Seller or destroy such information (and copies thereof) and (ii) certify in writing any such destruction, in each case, to the extent such Third Parties shall be required to do so pursuant to applicable confidentiality agreements.

                  5.10 Confidentiality. (a) Seller and Seller Parent shall, and shall cause their respective Affiliates, consultants, advisors, agents, employees and representatives (together, the "Seller Representatives") to, keep confidential and not disclose to any Person, any Confidential Information with respect to the transactions contemplated by this Agreement (other than disclosure to Seller Representatives responsible for matters relating to this Agreement); provided that, subject to the requirements of all applicable Laws, Seller, Seller Parent and the Seller Representatives may disclose any such information to the extent that: (i) such information is or becomes generally available to the public through no act or omission of such Person; (ii) such information otherwise is or becomes known to such Person other than by disclosure by another Person to such agreement or an Affiliate thereof, provided that the source of such information is not known by such Person to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality; or (iii) such Person is required by law or legal process to disclose such information. "Confidential Information" means all technical, financial and other information (including, but not limited to, information relating to customers of Peabody, Buyer or the Companies and information of any regulatory nature) whatsoever, in whatever form it may be held, relating to the business and operations of Peabody, Buyer or the Companies or so furnished under this Agreement and made available to Seller Parent, Seller or any Seller Representatives in connection with the transactions contemplated hereby. In addition, Seller Parent and Seller shall agree to use their reasonable best efforts to enforce all confidentiality agreements, if any, entered into by Seller Parent or Seller, on the one hand, and any Seller Representative, on the other, in each case to the extent such provisions pertain to the business or assets of any Company.

                  (b) Buyer and Peabody shall, and shall cause their respective Affiliates, consultants, advisors, agents, employees and representatives (together the "Buyer Representatives") to, keep confidential and shall not disclose to any Person, any Seller Confidential Information with respect to the transactions contemplated by this Agreement (other than disclosure to Buyer Representatives responsible for matters relating to this Agreement); provided that subject to the requirements of all applicable laws, Buyer, Peabody and the Buyer Representatives may disclose any such information to the extent that (i) such information is or becomes generally available to the public through no act or omission of such Person; (ii) such information otherwise is or becomes known to such Person other than by disclosure by another Person to such agreement or an Affiliate thereof, provided that the source of such information is not known by such Person to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality; or (iii) such Person is required by law or legal process to disclose such information. "Seller Confidential Information" means all technical, financial and other information (including but not limited to information relating to customers of Seller Parent and Seller (other than customers of the Companies) and information of any regulatory nature) whatsoever, in whatever form it may be held, relating to the business and operations of Seller Parent or Seller (other than any such information relating to the Companies), or so furnished under this Agreement and made available to Peabody, Buyer and the Buyer Representatives in connection with the transactions contemplated hereby (other than any such information relating to the Companies).

                  (c) From and after the Closing Date, Seller Parent and Seller shall, and shall cause the Seller Representatives to, not use Confidential Information to the detriment of the business of any Company.

                  (d) Peabody, Buyer, Seller Parent and Seller shall, and shall cause the Buyer Representatives and Seller Representatives, as applicable, to comply with the provisions of Law regarding confidentiality as they relate to any such Person.

                  (e) Notwithstanding anything to the contrary in this Agreement, each of Peabody, Buyer, Seller Parent and Seller acknowledges and agrees, on behalf of itself and the Buyer Representatives and Seller Representatives, as applicable, that (i) Peabody, Buyer, Seller Parent, Seller, the Buyer Representatives and the Seller Representatives, as applicable, may provide Confidential Information and Seller Confidential Information regarding the transactions contemplated by this Agreement to applicable regulatory authorities; provided that Peabody, Buyer, Seller Parent and Seller, such Buyer Representative or such Seller Representative, as applicable, (x) requests that such Confidential Information or Seller Confidential Information, as applicable, be kept confidential by such authorities and (y) if such confidential treatment is granted by such authorities, uses its respective reasonable efforts to maintain such confidential treatment and (ii) Peabody, Buyer, Seller Parent, Seller, the Buyer Representatives and the Seller Representatives, as applicable, may publicly disclose the material terms of this Agreement to which it is a party to the extent required by the disclosure requirements of applicable law and of any stock exchanges or quotation systems on which any of such Person's securities are or may become listed or quoted.

                  (f) All of the provisions of the Confidentiality Agreement, dated as of October 10, 2003 shall terminate as of the Closing Date, notwithstanding any provision therein for the survival of any provision after the termination thereof, provided, however, the parties acknowledge that such agreement will terminate only with respect to information relating to the Companies.

                  5.11 Intercompany Accounts; Affiliate Agreements. All Intercompany Accounts shall be settled at the end of each calendar quarter and at the Closing Date in accordance with Seller's past practice. Except as may otherwise be agreed to by the parties, all Affiliate Agreements shall be terminated on or prior to the Closing without any liabilities of any Company remaining thereunder, except for Affiliate Agreements relating to the supply of coal and firm offers to buy coal made by Seller Parent, Seller or any of their respective Affiliates (other than any Company) and entered into or received by any Company in the ordinary course of business and which contain arms-length terms, each of which such agreement and firm offer is set forth on Schedule 5.11.

                  5.12 Intercompany Insurance. To the extent that (i) any insurance policies controlled by Seller Parent, Seller or their Affiliates (the "Seller Insurance Policies"), cover any loss, liability, claim, damage or expense relating to any Company or its business (the "Subject Liabilities") and relating to or arising out of occurrences prior to the Closing Date, and (ii) the Seller Insurance Policies continue after the Closing to permit claims to be made thereunder with respect to the Subject Liabilities relating to or arising out of occurrences prior to the Closing Date ("Subject Claims"), Seller Parent, Seller and their Affiliates shall cooperate with Peabody and Buyer in submitting Subject Claims on behalf of Buyer under the Seller Insurance Policies or pursuing claims previously made. Seller Parent, Seller and their Affiliates shall exercise commercially reasonable efforts to cause the Seller Insurance Policies to be modified to allow for the assignment to Buyer of all benefits, rights and obligations thereunder in respect of any Subject Liabilities. To the extent any such policies are not so assigned, upon receipt by Seller Parent, Seller or their respective Affiliates of any insurance proceeds relating to any Subject Claims made under the Seller Insurance Policies, Seller Parent, Seller or their respective Affiliates will promptly pay such insurance proceeds to Buyer.

                  5.13 Name Changes. No later than ten (10) Business Days following the Closing Date, Buyer shall cause the organizational documents of each Company whose corporate name currently includes "RAG" to be amended so as not to include "RAG" or any word, phrase or acronym confusingly similar thereto. Buyer shall use commercially reasonable efforts to remove "RAG" and any other words, names or symbols proprietary to Seller and its Affiliates (and, to the extent not including the phrase "RAG", identified to Buyer by Seller) from all

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tangible properties of the Companies as promptly as possible following the
Closing Date and in any event within one hundred eighty (180) calendar days following the Closing Date.

                  5.14     Proprietary MIS Software Rights; Transition Services.
(a) (i) Except as set forth in Section 5.14(a)(ii), from and after the Closing Date, neither Buyer nor any of the Companies shall have any ownership rights in or any right to utilize any proprietary management information systems software owned by or licensed to RAG American Coal Holding, Inc. or any of its Affiliates.

                  (ii) During the Transition Period (which shall be defined as the period beginning on the Closing Date and ending June 30, 2004) upon the reasonable request of any of the Companies, Seller shall use commercially reasonable efforts to cause its applicable information services providers to, permit each of the Companies to continue to use one or more of the following software: (i) MIMS ERP (Maintenance module, Materials module and Finance module), (ii) LinkOne (Electronic Parts Books), (iii) LAMS (Land Management System), (iv) Cybershift Labor (clocking and time entry system), (v) Lawson (Payroll ERP), (vi) Tax Factory Payroll (tax calculation software), (vii) CPS (Coal Production System) and (viii) Eurshell & End (user reporting) (the foregoing software described in clauses (i) through (viii), the "Transition Information Software"). Buyer acknowledges its understanding that consent of such information services providers will be required in order to enable Buyer to utilize the Transition Information Software. Seller will cooperate, and will cause its Affiliates to cooperate, with Buyer in seeking such consents.

                  (b) During the Transition Period, Seller Parent and Seller agree reasonably to (i) assist Peabody, Buyer and each of the Companies with, and provide the required data and resources necessary for, Buyer's receipt of data relating to the Companies contained in the computer and data systems of Seller, its Affiliates and their respective service providers, in order to permit Buyer's ongoing operation and administration of the Companies and (ii) otherwise comply and cooperate with each of the Company's requests in connection with the preceding clause (b)(i) and Section (a)(ii).

                  (c) Between the date hereof and the Closing, Seller Parent and Seller agree reasonably to cooperate with Peabody, Buyer and each of the Companies in connection with Buyer's establishment of information systems, computer systems, telecommunications systems and related systems for use after the Closing and Seller Parent and Seller shall provide reasonably related access to the Companies' systems and offices and other properties for such purpose.

                  (d) Seller Parent and Seller shall bear their own expenses and the expenses of their respective Affiliates in connection with their services provided under this Section 5.14(d); provided, however, that Peabody or Buyer shall reimburse Seller for its out-of-pocket costs in connection with the services provided under this Section 5.14, including, without limitation, reasonable fees and expenses paid to third-party service providers retained by Seller to perform services in accordance with its past practice.

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                  5.15     Seller Guarantees; Seller Bonds. (a) Seller
Guarantees. Following the date of this Agreement and prior to Closing, Buyer, Peabody, Seller and Seller's Affiliates shall (i) cooperate with one another in order to, and shall use their respective commercially reasonable efforts in order to, replace all of the Seller Guarantees with guarantees given by Peabody or its Affiliates (which commercially reasonable efforts shall include preparing and submitting documents and providing information and responses to requests from the beneficiaries of such Seller Guarantees) and (ii) use their respective commercially reasonable efforts to cause Seller and all Affiliates of Seller who are parties to the Seller Guarantees to be fully released and discharged with respect thereto, in each case, as of the Closing Date. Notwithstanding the foregoing, neither Buyer nor Peabody will contact any party to any Seller Guaranty (other than the Seller, the Company and its Subsidiaries, and other Affiliates of the Seller) prior to the Closing without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed. With respect to any Seller Guarantees that are not fully released and discharged as of the Closing Date, Buyer and Peabody shall continue to use commercially reasonable efforts to replace such Seller Guarantees and/or to cause Seller and all Affiliates of Seller to be fully released and discharged therefrom. Following the date of this Agreement and prior to Closing, Seller shall not enter into any Seller Guarantees without the prior written consent of Buyer (which consent shall not be unreasonably withheld). Any such Seller Guarantees with respect to which Buyer consents shall be deemed to be included on Schedule 1.1(F) for all purposes of this Agreement.

                  (b) Seller Bonds. At or prior to the Closing, Buyer shall use its commercially reasonable efforts to cause the replacement of each Seller Bond by posting a new bond in form and substance satisfactory to the applicable beneficiary of such Seller Bond or, if such beneficiary is a federal government agency of the United States, in accordance with the requirements of 31 U.S.C. 9304-9308. At the Closing, Buyer shall use its commercially reasonable efforts to deliver or cause to be delivered to Seller such other documents as may reasonably be requested by Seller in order to permit Seller to effect the full release and discharge of Seller and all Affiliates of Seller of the Seller Bonds as provided in this Section 5.15(b). Following the date of this Agreement and prior to Closing, Seller shall not enter into any Seller Bonds without the prior written consent of Buyer (which consent shall not be unreasonably withheld). Any such Seller Bonds with respect to which Buyer consents shall be deemed to be included on Schedule 1.1(E) for all purposes of this Agreement.

                  (c) Indemnification After Closing. Until all of the Seller Guarantees and Seller Bonds are fully released and discharged, Buyer and Peabody shall jointly and severally indemnify and hold Seller and all Affiliates of Seller harmless from and against, and pay and reimburse Seller and all Affiliates of Seller for, any and all out-of-pocket: (i) Losses that Seller or any of its Affiliates suffer as a result of being required to make any payment under the Seller Guarantees or Seller Bonds after the Closing Date as a result of either (x) the failure of any Company to meet its obligations underlying the Seller Guarantees or Seller Bonds or (y) the failure of Seller and its Affiliates (other than the Company and its Subsidiaries) to be fully released from the Seller Guarantees or Seller Bonds, and (ii) reasonable costs and expenses incurred by Seller or any of its Affiliates (including, without limitation, premium payments, bank fees or similar costs) after the Closing Date relating to extension or renewal of Seller Bonds or Seller Guarantees that have not been fully released and discharged. The indemnification

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

obligation of Buyer and Peabody pursuant to this Section 5.15(c) shall not be subject to any limitation under Section 9.1 of this Agreement.

                  (d) Required Efforts. Notwithstanding the foregoing, in no event shall any party hereto be required to file any lawsuit or to take other legal action, make any amendment to any Seller Guarantee or waive any rights thereunder or pay any amount, in order to cause the replacement and/or release and discharge of any Seller Guarantee (provided, however, nothing in this sentence shall prohibit any party from taking such actions). After the Closing, Buyer will not, and will not permit any Company to, renew, extend, amend or supplement any loan, contract, lease or other obligation underlying any Seller Bond with respect to which Seller and its Affiliates are not fully released and discharged as of the Closing Date in any manner that would materially extend or materially increase the Liability of Seller or any Affiliate of Seller under such Seller Bond without providing Seller with evidence satisfactory to Seller that Seller and its Affiliates have been fully released and discharged from such Seller Bond.

                  5.16 Cooperation in Financing. (a) Prior to the Closing, the Seller shall, and shall cause the Companies to, reasonably cooperate, and request the auditors of the Companies to, reasonably cooperate, with Peabody's and Buyer's auditors in connection with the financing of the transactions contemplated by this Agreement. The cooperation requested of the auditors of the Companies shall include providing consent to Peabody and Buyer to prepare and use Seller's audit reports relating to the Companies and to provide any necessary "comfort letters".

                  (b) Without limitation of Section 5.16(a), prior to the Closing, the Seller shall, and shall cause the Companies to, provide, and request their respective accountants, advisors, counsel and other representatives to provide, reasonable cooperation in connection with the arrangement of financing by Peabody and Buyer in respect of the transactions contemplated by this Agreement. Such cooperation shall include, to the extent reasonable and customary, arranging for officers of the Companies to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, reasonable assistance with preparation of registration statements, offering memoranda, private placement memoranda, prospectuses and similar documents and the execution and delivery of any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably be requested by Buyer.

                  5.17 Mexico Agency Agreement. (a) Buyer acknowledges its understanding that the sale to Mexican customers of coal produced at the Twentymile mine is subject to the payment of a commission to Coraza International S.A. de C.V. ("Coraza") pursuant to the terms of an Agency Agreement between RAG energy sales, Inc. ("RAG Energy"), as successor in interest to Cyprus Amax Coal Sales Corporation, and Coraza dated November 1, 1994, as most recently amended by a Third Amendment dated March 24, 1999 (such agreement, as so amended, the "Mexico Agency Agreement"). Seller and Seller Parent, on the one hand, and Buyer and Peabody, on the other hand, will use commercially reasonable efforts to cooperate with each other and with Coraza, with a view toward either (a) the assignment to Twentymile Company, with the consent of Coraza, of the rights and obligations of RAG Energy under the Mexico Agency Agreement to the extent (and only to the extent) the same relate to coal produced from the Twentymile mine, or (b) the execution by Buyer or an Affiliate of Buyer of a new agency agreement with Coraza substantially similar to the Mexico Agency Agreement but

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

relating only to coal produced from the Twentymile mine. From and after the Closing Date, Buyer will indemnify Seller, Seller Parent and their respective Affiliates from and against any and all liability to Coraza incurred after the Closing Date under the Mexico Agency Agreement in respect of coal produced from the Twentymile mine and sold to Mexican customers.

                                   ARTICLE VI
             CONDITIONS TO SELLER PARENT'S AND SELLER'S OBLIGATIONS

                  The obligation of Seller Parent and Seller to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Seller Parent and Seller.

                  6.1 Representations and Warranties. The representations and warranties of Peabody and Buyer in this Agreement that are qualified by materiality (including Company Material Adverse Effect qualifiers and dollar thresholds) shall be true and correct in all respects and the representations and warranties of Peabody and Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time).

                  6.2 Performance. Peabody and Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it at or prior to the Closing.

                  6.3 Officer's Certificates. Peabody and Buyer shall have delivered to Seller Parent and Seller a certificate, dated as of the Closing Date and executed by an executive officer of Peabody and Buyer, as applicable, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2.

                  6.4 Governmental Approvals. All Governmental Approvals with respect to the transactions contemplated hereby listed on Schedule 6.4 shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

                  6.5 Bank Approvals. All Consents from Persons other than Governmental Authorities with respect to the transactions contemplated hereby listed on Schedule 6.5 shall have been obtained.

                  6.6 Seller Guarantees and Seller Bonds Arrangements. Seller shall have received evidence, in a form to its reasonable satisfaction, that Peabody and Buyer have complied in all material respects with the provisions of Sections 5.15 (a) and (b).

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

                  6.7 Injunctions. At the Closing there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any such restraint or prohibition.

                  6.8 Closing Deliveries. Peabody and Buyer shall have delivered, or caused to be delivered, all of the closing deliveries required by
Section 2.4(b).

                  6.9 Australia Transaction Closing. With respect to that certain Share Purchase Agreement, dated as of the date hereof (the "Australia Agreement"), among Seller, Peabody and Peabody Energy Australia Pty Limited, a company incorporated in New South Wales, Australia, the Closing (as defined in the Australia Agreement) shall have occurred simultaneously with the Closing hereunder.

                                   ARTICLE VII
                 CONDITIONS TO PEABODY'S AND BUYER'S OBLIGATIONS

                  The obligation of Peabody and Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Peabody and Buyer.

                  7.1 Representations and Warranties. The representations and warranties of Seller Parent and Seller in this Agreement that are qualified by materiality (including Company Material Adverse Effect qualifiers and dollar thresholds) shall be true and correct in all respects and the representations and warranties of Seller Parent and Seller in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time) and the representations and warranties contained in Section 3.4 which shall be true and correct in all respects.

                  7.2 Performance. Seller Parent and Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

                  7.3 Officer's Certificate. Each of Seller Parent and Seller shall have delivered to Peabody and Buyer a certificate, dated as of the Closing Date and executed by an executive officer of Seller Parent or Seller, as applicable, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2.

                  7.4 Governmental Approvals. All Governmental Approvals with respect to the transactions contemplated hereby listed on Schedule 7.4 shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

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

                  7.5 Third Party Approvals. All Consents from Persons other than Governmental Authorities with respect to the transactions contemplated hereby listed on Schedule 7.5 shall have been obtained and be on terms satisfactory to Buyer.

                  7.6 Injunctions. At the Closing there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any such restraint or prohibition.

                  7.7 Intercompany Accounts; Affiliate Agreements. Buyer shall have received evidence, in a form to its satisfaction, that all Intercompany Accounts and Affiliate Agreements shall have been terminated on or prior to the Closing without any liabilities of any Company remaining thereunder, except for those agreements set forth on Schedule 5.11.

                  7.8 Absence of Companies Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

                  7.9 Closing Deliveries. Seller Parent and Seller shall have delivered, or caused to be delivered, all of the closing deliveries required by Section 2.4(a).

                  7.10 Tax Certificates. Seller shall have delivered the FIRPTA Certificate described in Section 5.3(j) and 5 copies of Form 8023 for each of the Companies as described in Section 5.3(i).

                  7.11 Australia Transaction Closing. With respect to the Australia Agreement, the Closing (as defined in the Australia Agreement) shall have occurred simultaneously with the Closing hereunder.

                                  ARTICLE VIII
                                   TERMINATION

                  8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Seller Parent, Seller, Peabody and Buyer;

                  (b) by Seller Parent and Seller, on the one hand, or Peabody and Buyer, on the other hand, if the Closing has not occurred on or before May 16, 2004;

                  (c) by Seller Parent and Seller, on the one hand, or Peabody and Buyer, on the other hand, if any of the conditions to such parties' obligations to perform set forth in ARTICLE VI or ARTICLE VII, as applicable, becomes incapable of fulfillment; provided, however, that such parties may not seek termination pursuant to this Section 8.1(c) if such

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

condition is incapable of fulfillment due to the failure of such parties' seeking to terminate to perform the agreements contained herein required to be performed by such parties at or before the Closing;

                  (d) by Seller Parent and Seller, on the one hand, or Peabody and Buyer, on the other hand, if the other parties not seeking to terminate shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) is not cured within thirty (30) days after written notice thereof from the non-breaching parties or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching parties or (ii) is incapable of being cured by the non-terminating parties; or

                  (e) by Seller Parent and Seller, on the one hand, or Peabody and Buyer, on the other hand, if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Governmental Order or other action shall have become final and nonappealable.

                  8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1, written notice thereof shall forthwith be given the other party. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein, no party to this Agreement will have any Liability under this Agreement to the other except that nothing herein shall relieve any party from any Liability for any willful breach of any of the representations, warranties, covenants and agreements set forth in this Agreement. The provisions of Article IX shall survive any termination pursuant to Section 8.1.

                                   ARTICLE IX
                                 INDEMNIFICATION

                  9.1 Indemnification. (a) Indemnification by Seller Parent and Seller. Subject to the limitations set forth in this Section 9.1, and except with respect to matters relating to Taxes, which shall be governed exclusively by Section 5.3 and Section 9.2, Seller Parent and Seller, jointly and severally, agree to indemnify, defend and hold Peabody, Buyer and their respective Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Indemnitees"), harmless from and in respect of any and all Losses that they may incur arising out of or related to (i) any inaccuracy of any representation or the breach of any warranty of Seller Parent or Seller contained in this Agreement, without regard to materiality qualifiers (including Companies Material Adverse Effect and dollar thresholds) contained therein, (ii) any Liability, obligation, cost or expense arising out of or related to any Debt of any Company, except to the extent such Debt is reflected on the Final Closing Balance Sheet and (iii) any breach of any covenant, undertaking or other agreement of Seller Parent or Seller contained in this Agreement.

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

                  (b) Indemnification by Peabody and Buyer. Subject to the limitations set forth in this Section 9.1, and except with respect to matters relating to Taxes, which shall be governed exclusively by Section 5.3 and
Section 9.2, Peabody and Buyer, jointly and severally, agree to indemnify, defend and hold Seller Parent and Seller and their respective Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnitees"), harmless from and in respect of any and all Losses that they may incur arising out of or relating to (i) any inaccuracy of any representation or the breach of any warranty of Peabody or Buyer contained in this Agreement, without regard to materiality qualifiers contained therein and (ii) any breach of any covenant, undertaking or other agreement of Peabody or Buyer contained in this Agreement.

                  (c) Survival of Representations, Warranties and Indemnities. The several representations, warranties, covenants, undertakings and agreements of the parties contained in or made pursuant to this Agreement or in any instrument delivered pursuant hereto, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing; provided, however, that, except in respect of any claims for indemnification as to which written notice shall have been duly given to the Indemnifying Party (as hereinafter defined) pursuant to Section 9.1(d) hereof prior to the relevant expiration date set forth below, and subject to the remaining provisions of this
Section 9.1(c), such representations, warranties, covenants, undertakings and agreements, and the rights of the parties to seek indemnification with respect thereto, shall expire on the following dates (each, an "Indemnity Termination Date"):

                  (i) in the case of claims arising out of any inaccuracies in the representations and warranties set forth in Section 3.4, such representations and warranties shall not expire;

                  (ii) in the case of claims arising out of the breach of any covenants required to be performed after the Closing Date, on the thirtieth
(30th) day after the obligations under such covenant shall cease to exist; and

                  (iii) in the case of all other claims for indemnification arising under this Agreement or under any instrument delivered pursuant hereto, on the third (3rd) anniversary of the Closing Date.

                  Any claim for indemnification under this Agreement which is made in good faith and in writing prior to the expiration of such claim on the Indemnity Termination Date shall survive such expiration until mutually resolved or otherwise determined hereunder, as applicable, and the Indemnity Termination Date for all purposes hereunder shall automatically be extended with respect to such claim (but not any other claims) until such claim is so mutually resolved or otherwise determined hereunder. Any such claim not so made in writing prior to the expiration of such claim on the relevant Indemnity Termination Date shall be deemed to have been waived. Notwithstanding anything to the contrary in this
Section 9.1, and except with respect to matters relating to Taxes, which shall be governed exclusively by Section 5.3 and Section 9.2, no party hereunder shall be entitled to recover under this ARTICLE IX with respect to claims for any inaccuracy or breach of any representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and

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

warranties set forth in Sections 3.4 and 3.13) or any breach of the covenants set forth in Section 5.7 unless and until the total of all claims brought by such party for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.13) and any breach of the covenants set forth in Section 5.7, exceeds Six Million U.S. Dollars (US$6,000,000) and then only for the amount by which such claims for indemnity or damages exceed Six Million U.S. Dollars (US$6,000,000); provided, however, that no party hereunder shall be entitled to recover under this ARTICLE IX with respect to claims for any inaccuracy or breach of any such representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.13) or any breach of the covenants set forth in Sections 5.1 (but excluding claims for any breach of the covenants set forth in Section 5.1(b)(ix)), 5.2, 5.4, 5.5, 5.6, 5.7, 5.10, 5.11, 5.12, 5.13, 5.14, 5.16, 5.17 more than Forty Million U.S.
Dollars (US$40,000,000), in the aggregate, pursuant to this Section 9.1 or otherwise; provided, further, that no amount shall be payable with respect to claims for any inaccuracy or breach of any such representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.13) or any breach of the covenants set forth in Section 5.7 by an Indemnifying Party pursuant to Sections 9.1(a)(i) or (b)(i) or Section 5.7 for any inaccuracy or breach of any such representation or warranty or covenant resulting in aggregate Losses of less than Five Hundred Thousand U.S. Dollars (US$500,000) with respect to any matter or series of related matters and such Losses shall not be included in calculating the threshold of US$6,000,000 referred to above. Claims made pursuant to the representations and warranties contained in or made pursuant to
Section 3.13 (Taxes) will not be subject to the limitations for this Section 9.1(c).

                  Notwithstanding anything to the contrary in this Agreement:
(v) Seller shall have no liability or obligation to Peabody or Buyer for any Loss to the extent the liability attributable to such Loss is reflected or reserved against (other than reserved for deferred Taxes) (but only to the extent so reflected or reserved) in the Final Closing Balance Sheet, and the amount of any such Loss, to the extent so reflected or reserved, shall not count toward any threshold referred to above; (x) any amount payable by an Indemnifying Party in respect of any Loss shall be reduced by any related insurance recovery received by the Indemnified Party (net of any costs incurred in order to obtain such recovery and the effect of any retrospective rate increase) and by any payments received by such Indemnified Party from third parties who are not Affiliates of such Indemnified Party; (y) the calculation of the amount of any Losses arising out of the breach of more than one representation or warranty shall be determined without duplication or double-counting of the same Loss; and (z) upon payment of any amount pursuant to a claim for indemnification hereunder, the Indemnifying Party (as defined in Section 9.1(d)) shall be subrogated, to the extent of such payment, to all of the rights of recovery of the Indemnified Party (as defined in Section 9.1(d)) against any third party with respect to the matters to which such claim relates.

                  (d) Notice and Opportunity to Defend. (i) If there occurs an event which a party (an "Indemnified Party") asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), respectively, the Indemnified Party shall provide the other party obligated to provide indemnification (an "Indemnifying Party") promptly with written notice thereof, which notice

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

shall describe in reasonable detail the basis for the Indemnified Party's claim for indemnification. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third Person (a "Third Party Claim"), the Indemnified Party will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding, which notice shall describe in reasonable detail the basis for such claim or action to the extent then known by the Indemnified Party, but the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such indemnifiable event is prejudiced by the Indemnified Party's failure to give such notice.

                  (ii) If any Third-Party Claim is against an Indemnified Party and it gives notice to the Indemnifying Party of the assertion of such Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party's Consent unless
         (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

                  (iii) Notwithstanding any of the foregoing in this Section 9.1(d), if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the

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

         exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

                  (iv) With respect to any Third-Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claims and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

                  (e) Other Damages. Notwithstanding any other provision of this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any consequential or punitive damages. For purposes of this paragraph, consequential and punitive damages do not include out-of-pocket Losses incurred by an Indemnified Party and resulting from a Third Party Claim.

                  9.2 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price.

                                    ARTICLE X
                                  MISCELLANEOUS

                  10.1 Fees and Expenses. Except as otherwise provided in this Agreement, Seller Parent and Seller, on the one hand, and Peabody and Buyer, on the other hand, shall bear their own expenses and the expenses of their respective Affiliates (including, in the case of Seller Parent and Seller, each Company) in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Seller Parent and Seller, on one hand, and Peabody and Buyer, on the other hand, shall bear the fees and expenses of any broker or finder retained by such party and their respective Affiliates (including, in the case of Seller Parent and Seller, each Company) in connection with the transactions contemplated by this Agreement.

                  10.2 Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York.

                  10.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement that specifically references this Agreement and is executed by all of the parties hereto.

                  10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of

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the other parties; provided that either Seller or Buyer may assign any of its rights and obligations under this Agreement to one or more of their respective Affiliates and cause such Affiliate to perform such party's obligations hereunder. Notwithstanding the foregoing, no assignment by either of Seller or Buyer to any of their respective Affiliates shall in any way affect such party's rights or relieve such party of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

                  10.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                  10.6 Notices. (a) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a internationally recognized overnight courier service to the recipient at the address below indicated, (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) successfully transmitted by facsimile with confirmation of receipt:

                  If to Peabody or Buyer:

                           Peabody Energy Corporation
                           Attention: Jeffery L. Klinger
                           701 Market Street
                           Suite 700
                           St. Louis, MO 63101-1826
                           Telephone No. 314-342-7790
                           Fax No. 314-342-3419

                  With a copy to:

                           Simpson Thacher & Bartlett LLP
                           Attention:  D. Rhett Brandon
                                       Caroline B. Gottschalk
                           425 Lexington Avenue
                           New York, NY 10017
                           Telephone No. 212-455-2000
                           Fax No. 212-455-2502

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

                  If to Seller Parent or Seller:

                           RAG Coal International AG
                           Attention: Wolf-Dieter Battenschlag
                           Rellinghauser Stra(beta)e-11
                           45117 Essen
                           Telephone No. 49-201-177-01
                           Fax No. 49-201-177-3475

                  With a copy to:

                           Coudert Brothers LLP
                           Attention:  Anthony Williams
                                       Brian E. McGunigle
                           1114 Avenue of the Americas
                           New York, NY 10036
                           Telephone No. 212-626-4400
                           Fax No. 212-626-4120

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner, provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

                  (b) Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (z) five (5) Business Days after the date such notice is sent by registered or certified mail; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

                  10.7 Complete Agreement. This Agreement, the Schedules, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  10.9 Publicity. Seller Parent, Seller, Peabody and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release

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

shall make all reasonable efforts to consult with the other party before issuing any such publication or press release.

                  10.10 Headings. The headings table of contents and index contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  10.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                  10.13 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties expressly and irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Each of the parties further agrees that service of any process, summons, notice or document to such party's respective address listed above in one of the manners set forth in
Section 10.6 shall be deemed in every respect effective service of process in any such Proceeding, and waives any objection it might otherwise have to service of process under Law. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any Proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

                  10.14 Specific Performance. (a) With respect to Sections 2.3, 5.8, 5.9(b), 5.10 and 10.9, each of the parties hereto acknowledges and agrees that in the event of any breach of such provisions, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law with respect to such provisions and (b) shall be entitled, in addition to any other remedy to

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

which they may be entitled at law or inequity, to compel specific performance of such provisions.

         (a) Notwithstanding anything to the contrary contained herein, the parties hereto agree not to make any claim to the remedy of rescission with respect to this Agreement except to the extent that a claim for rescission is based on fraud, fraudulent inducement, bad faith or willful misconduct.

               [Remainder of this page intentionally left blank.]

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

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

                                    RAG COAL INTERNATIONAL AG

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    RAG AMERICAN COAL COMPANY

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    PEABODY ENERGY CORPORATION

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    BTU WORLDWIDE, INC.

                                    By: ________________________________________
                                        Name:
                                        Title:

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